Exhibit 10.27

FINAL

NORTHWEST PARK

OFFICE LEASE

BY AND BETWEEN

NWP BUILDING 27 LLC

(AS LANDLORD)

AND

DESKTOP METAL, INC.

(AS TENANT)

FOR PREMISES AT

63 THIRD AVENUE

BURLINGTON, MASSACHUSETTS

TABLE OF CONTENTS
TABLE OF CONTENTS	2

ARTICLE 1 REFERENCE DATA	4

1.1	SUBJECT REFERRED TO	4
1.2	EXHIBITS	5

ARTICLE 2 PREMISES AND TERM	7

2.1	PREMISES	7
2.2	TERM	7
2.3	EXTENSION OPTION	7
2.4	RIGHT OF FIRST OFFER	9

ARTICLE 3 IMPROVEMENTS		10

3.1	LANDLORD’S WORK	10
3.2	TENANT’S WORK	11
3.3	MECHANIC’S LIENS	12
3.4	TI ALLOWANCE	12

ARTICLE 4 RENT		14

4.1	THE FIXED RENT	14
4.2	ADDITIONAL RENT	15
4.2.1	Real Estate Taxes	15
4.2.2	Personal Property Taxes	16
4.2.3	Operating Costs	16
4.2.4	Insurance	19
4.2.5	Utilities	21
4.3	LATE PAYMENT OF RENT	21
4.4	LETTER OF CREDIT	22

ARTICLE 5 LANDLORD’S COVENANTS	24

5.1	AFFIRMATIVE COVENANTS	24
5.1.1	Heat and Air-Conditioning	24
5.1.2	Electricity	24
5.1.3	WATER	24
5.1.4	Fire Alarm	24
5.1.5	Repairs	24
5.1.6	Landscaping; Snow Removal; Trash Removal	24
5.2	INTERRUPTION	24
5.3	OUTSIDE SERVICES	25

ARTICLE 6 TENANT’S ADDITIONAL COVENANTS		25

6.1	AFFIRMATIVE COVENANTS	25
6.1.1	Perform Obligations	25
6.1.2	Use	25
6.1.3	Repair and Maintenance	26
6.1.4	Compliance with Law	26
6.1.5	Indemnification	26
6.1.6	Landlord’s Right to Enter	27
6.1.7	Personal Property at Tenant’s Risk	27
6.1.8	Payment of Landlord’s Cost of Enforcement	27
6.1.9	Yield Up	27
6.1.10	Rules and Regulations	28
6.1.11	Estoppel Certificate	29
6.1.12	Landlord’s Expenses Re Consents	29
6.2	NEGATIVE COVENANTS	29
6.2.1	Assignment and Subletting	29
6.2.2	Nuisance	32
6.2.3	INTENTIONALLY OMITTED	32
6.2.4	Floor Load; Heavy Equipment	32

6.2.5	Installation, Alterations or Additions	32
6.2.6	Abandonment	35
6.2.7	Signs	35
6.2.8	Parkingand Storage	36

ARTICLE 7 CASUALTY OR TAKING		36

7.1	TERMINATION	36
7.2	RESTORATION	36
7.3	AWARD	36

ARTICLE 8 DEFAULTS	37

8.1	EVENTS OF DEFAULT	37
8.2	REMEDIES	37
8.3	REMEDIES CUMULATIVE	38
8.4	LANDLORD’S RIGHT TO CURE DEFAULTS	38
8.5	EFFECT OF WAIVERS OF DEFAULT	38
8.6	No WAIVER, ETC.	38
8.7	No ACCORD AND SATISFACTION	39

ARTICLE 9 RIGHTS OF MORTGAGE HOLDERS	39

9.1	RIGHTS OF MORTGAGE HOLDERS	39
9.2	LEASE SUPERIOR OR SUBORDINATE TO MORTGAGES	39

ARTICLE 10 MISCELLANEOUS PROVISIONS	40

10.1	NOTICES FROM ONE PARTY TO THE OTHER	40
10.2	QUIET ENJOYMENT	40
10.3	LEASE NOT TO BE RECORDED	40
10.4	LIMITATION OF LANDLORD’S LIABILITY	40
10.5	FORCE MAJEURE	40
10.6	LANDLORD’S DEFAULT	41
10.7	BROKERAGE	41
10.8	APPLICABLE LAW AND CONSTRUCTION; MERGER; JURY TRIAL	41
10.9	CONSENTS	41
10.10	AUTHORITY	41
10.11	COUNTERPARTS	41
10.12	USA PATRIOT ACT	42
10.13	EXECUTION AND DELIVERY	42
10.14	ATTORNEY’S FEES	42

ARTICLE 11 HAZARDOUS MATERIALS		42

11.1	No RELEASES OF HAZARDOUS MATERIALS	42
11.2	NOTICES OF RELEASE OF HAZARDOUS MATERIALS	43
11.3	LANDLORD’S RIGHT TO INSPECT	43
11.4	LANDLORD’S RIGHT TO AUDIT	43
11.5	TENANT AUDIT	43
11.6	REMEDIATION	43
11.7	TENANT’S REPORTING REQUIREMENTS; MANAGEMENT AND SAFETY PLAN	43
11.8	INDEMNIFICATION	44

NORTHWEST PARK

OFFICE LEASE

ARTICLE 1

Reference Data

1.1                               Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	August 23, 2016

Building:	The single-story building containing
approximately 60,633 rentable square feet
of floor area located in Northwest Park in
Burlington, Massachusetts (hereinafter
referred to as the “Park”) situated on a
parcel of land known as 63 Third Avenue
(the Building and such parcel of land
hereinafter being collectively referred to as
the “Property”).

Premises:	A portion of the Building, substantially as
shown on Exhibit A attached hereto.
Rentable Floor
Area of Premises:	Approximately 39,500 rsf

Landlord:	NWP Building 27 LLC, a Massachusetts
limited liability company

Original Notice	c/o Nordblom Management Company, Inc.
Address of Landlord:	71 Third Avenue
Burlington, Massachusetts 01803

Tenant:	Desktop Metal, Inc., a Delaware corporation

Original Notice	Prior to the Commencement Date:
Address of Tenant:	29 Hartwell Avenue
Lexington, MA 02421

Following the Commencement Date:
63 Third Avenue
Burlington, MA 01803

Commencement Date:	The Date of this Lease

Rent Commencement Date:	The date that is the earlier of (a) the date
that is sixty (60) days following the date
that Landlord’s Work is Substantially
Completed, and (b) April 1, 2017 (subject to
the terms of Section 3.1)

Expiration Date:	The last day of the Partial Lease Year (as
defined in Section 2.2)

Initial Landlord’s Work Target Date:	November 7, 2016

Remaining Landlord’s Work Target Date:	February 7, 2017

TI Allowance:	$1,382,500.00

Annual Fixed Rent Rate:	Commencement Date —
Rent Commencement Date: $0.00

Lease Year 1: $552,996.00
Lease Year 2: $572,748.00
Lease Year 3: $592,500.00
Lease Year 4: $612,252.00
Lease Year 5: $632,004.00
Lease Year 6: $651,756.00
Lease Year 7: $671,496.00
Partial Lease
Year: $671,496.00(1)

Monthly Fixed Rent Rate:	Commencement Date —
Rent Commencement Date: $0.00

Lease Year 1: $46,083.00
Lease Year 2: $47,729.00
Lease Year 3: $49,375.00
Lease Year 4: $51,021.00
Lease Year 5: $52,667.00
Lease Year 6: $54,313.00
Lease Year 7: $55,958.00
Partial Lease
Year: $55,958.00

Letter of Credit Amount:	$612,252.00 (subject to reduction as
provided for in subsection 4.4.1)

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the
Premises to the total rentable area of the
Building, which shall initially be deemed to
be 65.15%.
Initial Estimate of
Tenant’s Percentage of
Taxes for the Tax Year:	$75,050.00

Initial Estimate of
Tenant’s Percentage of
Operating Costs for the
Landlord’s Fiscal Year:	$137,460.00

Permitted Uses:	General office, research and development
and light manufacturing (to the extent
permitted by all applicable laws and codes)

Public Liability Insurance Limits:

Commercial General Liability:	$1,000,000 per occurrence
$2,000,000 general aggregate

Commercial Excess Liability and/or	$5,000,000 general aggregate
Umbrella:	$5,000,000 per occurrence

(1) This an annualized rate based on the rate in effect for the Partial Lease Year.

1.2                               Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A                                                      Plan showing the Premises

EXHIBIT B                                                      Initial Landlord’s Work

EXHIBIT C                                                      Remaining Landlord’s Work

EXHIBIT D                                                      Work Change Order

EXHIBIT E                                                       Rules and Regulations

EXHIBIT E-1                                            Construction Rules and Regulations

EXHIBIT F                                                        Form Tenant Estoppel Certificate

EXHIBIT G                                                      Landlord’s Consent and Waiver

EXHIBIT H                                                     Form Letter of Credit

EXHIBIT I                                                          Initial List of Hazardous Materials and Chemicals

ARTICLE 2

Premises and Term

2.1                               Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding the roof, exterior faces of exterior walls, the common stairways, stairwells, and pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building (and any areas, such as the space above the ceiling or in the walls, that may contain such pipes, ducts, conduits, wires or appurtenant fixtures), and if Tenant’s space includes less than the entire rentable area of any floor, excluding the central core area of such floor.

Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common walkways and driveways necessary for access to the Building, and (b) the common parking areas serving the Building.

Tenant shall be permitted to use, on a non-exclusive basis, up to one hundred and fifty (150) parking spaces in the parking area serving the Building (subject to reduction pursuant to subsection 6.2.4.1).

Landlord reserves the right from time to time, without unreasonable interference with use of the Premises: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.

2.2                               Term. TO HAVE AND TO HOLD for an original term (the “Original Term”) beginning on the Commencement Date, which shall be the Date of this Lease, and ending on the Expiration Date, unless sooner terminated as hereinafter provided.

The term “Lease Year” as used herein shall mean a period of twelve (12) consecutive full calendar months. The first Lease Year shall begin on the Rent Commencement Date if the Rent Commencement Date is the first day of a calendar month; if not, then the first Lease Year shall commence on the Rent Commencement Date and terminate on the last day of the twelfth (12th) full calendar month after the Rent Commencement Date. Each succeeding Lease Year shall commence upon the anniversary date of the first Lease Year. The term “Partial Lease Year” as used herein shall mean the first (1st) two (2) full calendar months of the eighth (8th) Lease Year. The Partial Lease Year shall begin on the first day following the end of the seventh (7th) Lease Year.

2.3                               Extension Option. A. Tenant shall have the option (the “Extension Option”) to extend the Term of this Lease for one additional period of five (5) years, to begin immediately upon the expiration of the Original Term of this Lease (the “Extended Term”), provided that each of the following conditions has been satisfied:

(i) As of the date of the Extension Notice (defined below) and as of the commencement of the Extended Term, Tenant shall not be in default and shall not have previously been in default of its obligations under this Lease beyond any applicable grace period;

(ii) Tenant shall have had net income for the 12-month period immediately preceding the date of the Extension Notice and for the 12-month period immediately preceding the commencement of the Extended Term; and

(iii) Simultaneously with the delivery of the Extension Notice and also at the commencement of the Extended Term, Tenant shall have delivered to Landlord an audited statement, prepared by Tenant’s accountant using generally accepted accounting principles, evidencing such net income during the fiscal year(s) of Tenant ending closest to the date of the Extension Notice and closest to the commencement of the Extended Term, as appropriate (provided in each case neither fiscal year has ended earlier than four (4) months prior to the date of the Extension Notice/commencement of the Extended Term, as applicable), together with financial statements (which may be unaudited, but which shall be certified by Tenant’s Chief Financial Officer) demonstrating that Tenant has continued to have a net income for any periods from the date of such audited statements until the date of the Extension Notice/commencement of the Extended Term, as applicable.

B. All of the terms, covenants and provisions of this Lease shall apply to the Extended Term except that the Annual Fixed Rent Rate for such extension period shall be the market rate at the commencement of the Extended Term (“Market Rate”), as designated by Landlord. If Tenant shall elect to exercise this Extension Option, it shall do so by giving Landlord written notice (the “Extension Notice”) of its intention to do so not later than one (1) year prior to the expiration of the Original Term of this Lease, time being of the essence thereof. If timely and properly Tenant gives such notice and satisfies the conditions specified above, the extension of this Lease shall be automatically effected without the execution of any additional documents. The Original Term and the Extended Term are hereinafter collectively called the “Term” or the “term”.

C. Not later than thirty (30) days following the giving of Tenant’s Extension Notice, Landlord shall notify Tenant of Landlord’s determination of the Market Rate for the Extended Term. Within fifteen (15) days after Landlord gives Tenant Landlord’s determination of the Market Rate, Tenant shall notify Landlord whether Tenant accepts or disputes such rate. If Tenant disagrees with Landlord’s determination, then Landlord and Tenant shall commence negotiations to agree upon the Market Rate. In any event, the Annual Fixed Rent Rate for the Extended Term shall not be less than the Annual Fixed Rent Rate in effect immediately prior to the Extended Term. If Landlord and Tenant are unable to reach agreement on the Market Rate within thirty (30) days after the date on which Landlord first gave Tenant Landlord’s proposal for the Market Rate, then the Market Rate shall be determined as provided below.

D. If Landlord and Tenant are unable to agree on the Market Rate by the end of said thirty (30)-day period, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the other estimate, then the Market Rate shall be the average of the two estimates. If the matter is not resolved by the exchange of estimates, then Market Rate shall be determined by an independent arbitrator as set forth below.

E. Within seven (7) days after the exchange of estimates, the parties shall select, as an arbitrator, a mutually acceptable commercial real estate broker or appraiser licensed in the Commonwealth of Massachusetts specializing in the field of commercial office leasing in the Burlington, Massachusetts area, having no less than ten (10) years’ experience (an “Approved Arbitrator”). If the parties cannot agree on such person, then within a second period of seven (7) days, each shall select one Approved Arbitrator and the two appointed Arbitrators shall, within five (5) days, select a third Approved Arbitrator who shall be the final decision-maker (the “Final Arbitrator”). If one party shall fail to timely make such appointment, then the person chosen by the other party shall be the sole arbitrator. Once the Final Arbitrator has been selected as provided for above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after his or her appointment, the arbitrator shall determine the Market Rate by selecting either the Landlord’s estimate of Market Rate or the Tenant’s estimate of Market Rate. Such arbitrator must choose the proposed Market Rate that he/she determines is closest to the actual market rental rate for the Premises. There shall be no discovery or similar proceedings. The arbitrator’s decision as to which estimate shall be the Market Rate for the Extended Term shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon them and shall be the Annual Fixed Rent Rate for the Extended Term. The costs of the Final Arbitrator will be equally divided between Landlord and

Tenant. Any fees of any Approved Arbitrator or counsel engaged by Landlord or Tenant, however, shall be borne by the party that retained such Approved Arbitrator or counsel. If the dispute between the parties as to a market rate has not been resolved before the commencement of the Extended Term, then Tenant shall pay Fixed Rent under the Lease based upon the market rate designated by Landlord until either the agreement of the parties as to the market rate, or the decision of the Final Arbitrator, as the case may be, at which time Tenant shall pay any underpayment of Fixed Rent to Landlord, or Landlord shall refund any overpayment of Fixed Rent to Tenant.

F. Once the Market Rate has been determined, the parties shall promptly execute an amendment to this Lease setting forth the Fixed Rent for the Premises during the Extended Term.

G. Tenant’s rights to extend pursuant to this Section 2.3 are personal to the initial named Tenant, Desktop Metal, Inc., and may not be assigned under any circumstances except to a Permitted Transferee (as defined in Section 6.2.1).

H. With respect to any assignment or subletting during the Original Term of this Lease, such assignment shall not include the right granted to Tenant under this Section 2.3 hereinabove to extend the Term, and such sublease shall be for a term expiring no later than the Expiration Date.

2.4                               Right of First Offer. During the Original Term of this Lease, Tenant shall have a one-time right of first offer to lease the ROFO Space (hereinafter defined) as it becomes available for lease after the Date of this Lease, subject to the terms and conditions contained below.

(B) “ROFO Space” shall mean all or a portion of the remaining 21,133 rentable square feet of tenant space in the Building. Tenant’s rights under this Section 2.4 shall arise only after the expiration of any lease for the ROFO Space entered into after the Date of this Lease.

(C) If the ROFO Space becomes available to lease as tenant space during the Original Term of this Lease, then prior to marketing such space, other than to the then tenant thereof, Landlord shall first notify Tenant in writing of the opportunity to lease the ROFO Space, on the condition that (i) the initial Tenant named herein, Desktop Metal, Inc., occupies the entire Premises, (ii) Tenant is not in default of its obligations under this Lease at the time the ROFO Space becomes available, and has not previously been in monetary default beyond the expiration of any applicable grace period under this Lease, and (iii) Tenant shall have had net income for the 12-month period immediately preceding the date of Landlord’s Preliminary ROFO Notice (as defined below).

(D) Within fifteen (15) days after Landlord’s written notification (“Landlord’s Preliminary ROFO Notice”), Tenant shall provide written notice to Landlord indicating whether it is interested in the possibility of leasing such ROFO Space. In the event that Tenant is interested in the possibility of leasing such ROFO Space, then simultaneously with the delivery of such written notice Tenant shall also deliver to Landlord an audited statement, prepared by Tenant’s accountant using generally accepted accounting principles, evidencing such net income during the period specified in clause (C)(iii) hereinabove. If Tenant timely so indicates its interest in the offered space, and satisfies the condition precedent set forth in subparagraph (C), then Landlord shall notify Tenant in writing (“Landlord’s Offer Notice”) specifying the terms on which Landlord intends to offer to lease the ROFO Space to the general market except that the term of the ROFO Space will be coterminous with the then remaining portion of the Term of this Lease. Landlord’s Offer Notice shall identify the ROFO Space and the terms of the offer in reasonable detail and shall include Landlord’s determination of the Market Rate (as such term is defined in Section 2.3) for the ROFO Space, which shall in no event be less than the then Annual Fixed Rent Rate in effect as of the commencement of the term with respect to the subject ROFO Space. Tenant shall within ten (10) days after the date of Landlord’s Offer Notice either accept or decline such offer in writing.

(E) If Tenant has accepted Landlord’s offer but believes that Landlord’s Offer Notice does not reflect the Market Rate, Tenant shall so notify Landlord stating in detail Tenant’s estimate of Market Rate. If the parties are unable to agree upon the Market Rate within thirty (30) days after the date of Landlord’s Offer Notice, then the Market Rate shall be determined as set forth in subparagraph (F) below. If Tenant has declined Landlord’s offer (or if the offer is deemed rejected by Tenant’s failure timely to accept), then Landlord shall be free to offer the subject ROFO Space to the general market and Tenant shall have no further right under this Section 2.4 to lease the ROFO Space.

(F) If Tenant timely elects to lease such space, then the space shall, without further action by the parties, be leased by Tenant on the terms and conditions set forth in the Landlord’s Offer Notice, subject to arbitration of the Market Rate if necessary, and otherwise on all of the other terms and conditions of this Lease. If Landlord and Tenant cannot agree on the Market Rate for any ROFO Space, their dispute shall be resolved by a procedure similar to that set forth in Section 2.3 (D), (E) and (F)of this Lease, and the result thereof shall be binding on Landlord and Tenant. When implementing the procedure set forth in said Section 2.3(D), (E) and (F), the phrase “Extended Term” used therein shall be deemed to mean the applicable ROFO term.

(G) If there are twenty-four (24) or fewer months remaining in the Original Term at the time of any Landlord’s Offer Notice, Landlord shall have the option to require Tenant to concurrently exercise its Extension Option for the Extended Term as a prerequisite for accepting the ROFO Space. The Annual Fixed Rent Rate for the entire Premises, including the ROFO Space, during the Extended Term will be determined in the same manner as set forth in Section 2.3 (B) for determining the Annual Fixed Rent Rate during the Extended Term. If Tenant declines to exercise its option to extend the Lease for the Extended Term, then Tenant shall be deemed to have rejected Landlord’s offer for the subject ROFO Space and Landlord will be free to offer such space to the general market and Tenant shall have no further right under this Section 2.4 to lease the ROFO Space.

(H) This right of first offer is personal to Desktop Metal, Inc., and may not be assigned to any other party, except to a Permitted Transferee.

ARTICLE 3

Improvements

3.1                               Landlord’s Work. Landlord shall, at Landlord’s expense, cause to be performed the work required by Exhibits B and C (collectively, “Landlord’s Work”). The first portion of Landlord’s Work is as set forth on Exhibit B attached to this Lease (the “Initial Landlord’s Work”). The second portion of Landlord’s Work is as set forth on Exhibit C attached to this Lease (the “Remaining Landlord’s Work”). Landlord shall commence Landlord’s Work following the Date of this Lease with the understanding that Landlord shall diligently attend to those components of the Initial Landlord’s Work as necessary to meet the Initial Landlord’s Work Target Date stated in Section 1.1 above in order for Tenant to commence Tenant’s Work (defined below). Landlord s Work shall be done in a good and workmanlike manner employing good materials and so as to conform to all applicable building laws. Tenant agrees that Landlord may make any changes in such work which may become reasonably necessary or advisable without approval of Tenant, provided written notice is promptly given to Tenant. It is the intent of the parties that Tenant may commence Tenant’s Work (as defined below) while Landlord is performing the Initial Landlord’s Work, with the understanding that all portions of Landlord’s Work (both the Initial Landlord’s Work and the Remaining Landlord’s Work) and Tenant’s Work can be performed simultaneously, it being agreed that Tenant and Landlord shall reasonably cooperate with each other to facilitate such work. Tenant wishes to move into that portion of the Premises that Tenant intends to use as laboratory space (the “Lab Space”) by December 31, 2016. Provided that the same will not delay the Substantial Completion of Landlord’s Work (or any component thereof), Landlord intends to cooperate with Tenant’s efforts to obtain a temporary certificate of occupancy for the Lab Space to enable Tenant to occupy the Lab Space on such date.

Landlord agrees that Tenant may make changes in Landlord’s Work to request upgrades to certain components with the approval of Landlord (which approval shall not be unreasonably withheld, conditioned or delayed taking into account time constraints for the completion of Landlord’s Work, and otherwise utilizing the standards set forth in Section 6.2.5 regarding Landlord’s approval of alterations) and the execution by

Landlord and Tenant of a Work Change Order, in the form attached hereto as Exhibit D. Tenant shall be responsible for all costs associated with such change orders or upgrades, including but not limited to any engineering or other professional fees associated with such items.

The terms “Substantially Completed”, “Substantial Completion” or any permutation thereof as used herein shall mean that the applicable portion of Landlord’s Work (i.e. the Initial Landlord’s Work and/or the Remaining Landlord’s Work) has been completed with the exception of minor items which can be fully completed without material interference with Tenant and other items which because of the season or weather or the nature of the item are not practicable to do at the time, provided that none of said items is necessary to make the Premises tenantable for the Permitted Uses. However, if Landlord is delayed from Substantially Completing any portion of Landlord’s Work (i.e. the Initial Landlord’s Work and/or the Remaining Landlord’s Work) because of a Tenant Delay (defined in Section 3.2 below), then such portion of Landlord’s Work shall be deemed to be “Substantially Completed” on the date that such work would have been Substantially Completed but for such Tenant Delay (but Landlord shall not be relieved of the obligation to actually complete Landlord’s Work).

Provided the Lease is fully executed on or before August 23, 2016, then, subject to Force Majeure events (defined in Section 10.5 hereof) and any Tenant Delay, Landlord shall use diligence to cause (a) the Initial Landlord’s Work to be Substantially Completed by the Initial Landlord’s Work Target Date, and (b) the Remaining Landlord’s Work to be Substantially Completed by the Remaining Landlord’s Work Target Date. In the event that the entirety of Landlord’s Work (both Initial Landlord’s Work and the Remaining Landlord’s Work) is not Substantially Completed by February 7, 2017, for any reason other than a Tenant Delay or Force Majeure event, then the Rent Commencement Date shall be extended by one (1) day for each day of delay thereafter until the entirety of Landlord’s Work is Substantially Completed (or is deemed Substantially Completed, as set forth above).

3.2                               Tenant’s Work. A. Except for Landlord’s Work under Section 3.1 above, all work that is deemed necessary or desirable by Tenant to prepare the Premises for Tenants use and occupancy shall be performed by Tenant, at its expense, and in accordance with plans and specifications approved in advance by Landlord pursuant to paragraph C below (such approved work is referred to herein as “Tenant’s Work”). Following the Substantial Completion of the Initial Landlord’s Work, Tenant’s Work shall be undertaken in accordance with all of the terms and conditions of this Lease, including but not limited to subsection 6.2.5 and the Construction Rules and Regulations attached hereto as Exhibit E-l.

B. All subcontractors selected by Tenant for the performance of Tenant’s Work shall first be approved by Landlord in writing (which may be done via e-mail), such approval not to be unreasonably withheld, conditioned or delayed (it being agreed that Landlord shall have the right to restrict certain subcontractors from any bid lists), with such approval or disapproval to be given within five (5) business days from request. Tenant shall use Unispace as both its general contractor and architect (“Tenant’s general contractor and “Tenant’s architect”, as applicable), and R.W Sullivan as its engineer (“Tenant s engineer”) unless, in each case, Tenant receives Landlord’s consent to use another general contractor, architect or engineer. Notwithstanding anything to the contrary contained herein. Tenant shall use Landlord’s roofing contractor for any work that involves penetration of the roof.

C. All contractors employed by Tenant shall carry the insurance coverages required under Section 4.2.4.6 below, and Tenant shall submit certificates evidencing such coverage to Landlord prior to the commencement of Tenant’s Work. All Tenant’s Work shall be performed in good and workmanlike manner in accordance with all applicable requirements and laws of the applicable authorities having jurisdiction of the Premises and in compliance with all of the requirements of subsection 6.2.5 of this Lease. Prior to applying for any building permit, Tenant shall submit to Landlord complete architectural, electrical and mechanical construction drawings, plans and specifications (“Tenant’s Plans”) necessary for the Tenant’s Work. Tenant’s Plans shall be prepared by Tenant’s architect and Tenant’s engineer, and all costs and expenses of preparing Tenants Plans shall be Tenant’s sole responsibility. Landlord shall approve or disapprove in writing of any plans submitted within five (5) business days of receipt thereof. Landlord shall not unreasonably withhold or condition such consent. If any of such plans are disapproved by Landlord, Landlord shall provide Tenant with specific reasons for such disapproval, and the foregoing submission process shall be repeated until all such plans have been approved by Landlord (except that for each subsequent iteration of Tenant’s Plans, such five (5) business day period shall be reduced to three (3) business days). Tenant hereby acknowledges and agrees that Landlord’s review of, and Landlord’s granting of its approval to, any plans and specifications submitted to it under this Lease shall not constitute or be deemed to constitute a judgment, representation or agreement by Landlord that such plans and specifications comply with the requirements of any legal authorities or that such plans and specifications will be approved by the Town of Burlington. Following Landlord’s approval of Tenant’s Plans, Tenant shall provide Landlord with a copy of the construction contract and its total budget for the hard and soft costs for the construction of Tenant’s Work (the “Total Costs”). Tenant shall pay any and all out-of-pocket third party fees and expenses incurred by Landlord in connection with review of Tenant’s Plans.

D. The phrase, “Tenant Delay”, shall be defined as any delay in the completion of Landlord’s Work actually caused by (i) special work, upgrades or long lead-time items for which Landlord identifies a specified period of delay, and in either instance Tenant does not withdraw or alter such special work, upgrade, long lead-time item which avoids such delay, (ii) any changes to any plans made by Tenant, or any Work Change Order requested by Tenant, in any case for which Landlord identifies a specified period of delay at the time of its approval and for which Tenant does not withdraw such change to avoid delay, (iii) the delay of Tenant or its architects and engineers in providing or approving any plans, specifications, pricing or estimates or giving authorizations or supplying information reasonably required by Landlord or its general contractor within five (5) business days after request therefor, (v) any failure by any contractors employed by Tenant including, without limitation, contractors furnishing telecommunications, data processing or other service or equipment directly to Tenant (and not via Landlord’s contractors) to comply with the agreed-upon timetables for coordination of the parties’ respective components of work, as established at on-site progress meetings between Landlord’s representative and Tenant’s representative, (vi) any failure to comply with this Article 3, or any material interference with the performance of Landlord’s Work by Tenant or any of its agents, employees, architects, engineers or contractors (including but not limited to delays caused by the acts or omissions of Tenant or such parties), (vii) any failure of Tenant to pay for any Work Change Order or upgrade to Landlord’s Work within required time periods or (viii) Tenant’s delay in delivering the Original Letter of Credit required pursuant to Section 4.4.

3.3                               Mechanic’s Liens. Tenant hereby indemnifies Landlord against liability for any and all mechanic’s and other liens filed in connection with Tenant’s Work. Tenant, at its expense, shall procure the discharge of, or bond over, all such liens within ten (10) business days after receipt of notice of the filing of any such lien against the Premises. If Tenant shall fail to cause any such lien to be discharged or bonded over within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by deposit or bonding proceedings, and in any such event Landlord shall be entitled, if it elects, to compel the prosecution of an action for the foreclosure of such lien and to pay the amount of the judgment in favor of the lien or with interest, costs and allowances. Any amount so paid by Landlord, and all costs and expenses reasonably incurred by Landlord in connection therewith, shall constitute Additional Rent and, at Landlord’s election, shall be deducted from the TI Allowance or paid by Tenant to Landlord on demand.

3.4                               TI Allowance. (A) Landlord shall provide Tenant with an amount equal to the TI Allowance to be used for the construction of Tenant’s Work. The TI Allowance shall be used by Tenant for hard and soft construction costs in connection with Tenant’s Work, including architectural, engineering and construction management costs. Landlord shall disburse the TI Allowance in three (3) installments, as follows:

(i)                                     Upon completion of fifty percent (50%) of the Tenant’s Work, Landlord shall disburse the first (1st) installment of the TI Allowance (the “First Installment”) in an amount up to forty percent (40%) of the TI Allowance evidenced by paid invoices from Tenant’s general contractor and other direct contractors and subcontractors (“Paid Invoices”) providing servicers or supplying materials for the Tenant’s Work. Upon completion of one hundred percent (100%) of the Tenant’s Work, Landlord shall disburse the second (2nd) installment of the TI Allowance (the “Second Installment”) in an amount up to fifty percent (50%) of the TI Allowance evidenced by Paid Invoices, but in no event shall the sum of the First Installment and the Second Installment be greater than $1,244,250.00. The First Installment and the Second Installment shall be payable within thirty (30) days after Landlord’s receipt of all of the following documentation to Landlord’s reasonable satisfaction:

a.              a conditional lien waiver for the current requisition from Tenant’s general contractor, subcontractors and suppliers performing work or providing materials to date (waiving any and all liens and rights of liens of any type through the date of the request for the applicable installment of the TI Allowance),

b.              a requisition for payment from Tenant’s architect in the form of AIA Document G702 for all work for which disbursement is being requisitioned,

c.               the submission by Tenant of a written statement from Tenant’s architect or engineer stating (a) whether there has been any change in the Total Costs (and if so, what the updated Total Costs are), and (b) that the Tenant’s Work for which payment is being requisitioned has been completed in accordance with the approved Tenant’s Plans,

d.              copies of paid invoices from Tenant’s general contractor, major subcontractors and supplies evidencing such hard construction costs of the Tenant’s Work for which disbursement is being requisitioned; and, as applicable, copies of paid invoices from Tenant’s architects/engineers/project managers, and any other party providing services or supplying materials, evidencing the soft costs for which disbursement is being requested, and any other information or documentation reasonably requested by Landlord, and

e.               with respect to the Second Installment, unconditional lien waivers for past payments from Tenant’s general contractor and all subcontractors and suppliers,

(ii)                                  Landlord shall disburse the third (3rd) and final installment of the TI Allowance in an amount equal to the remaining ten percent (10%) of the TI Allowance within thirty (30) days after Landlord’s receipt of all of the following documentation, to Landlord’s reasonable satisfaction:

a.              An unconditional final waiver of lien from Tenant’s general contractor and from all subcontractors and suppliers,

b.              one (1) set of “as-built” plans for the Tenant’s Work in CAD File and PDF format,

c.               copies of paid invoices from Tenant’s general contractor, major subcontractors and suppliers evidencing such costs of the Tenant’s Work for which disbursement is being requisitioned;

and, as applicable, copies of paid invoices from Tenant’s architects/engineers/project managers, and any other party providing services or supplying materials, evidencing the costs for which disbursement is being requested, and a copy of the final (as opposed to temporary) certificate of occupancy for the Premises issued by the Town of Burlington and any other information or documentation reasonably requested by Landlord.

Any portion of the TI Allowance that is not used or claimed on or before July 31, 2017 shall accrue to Landlord. If the final actual cost of the Tenant’s Work shall be in excess of the TI Allowance, then the entire amount of such excess cost shall be paid solely by Tenant and Landlord shall be under no obligation to pay any such excess.

If any disbursement of the TI Allowance is not timely paid by Landlord (and provided Tenant has delivered to Landlord all documentation required and satisfied all the conditions under this Section 3.4 and Landlord has not notified Tenant that Landlord reasonably disputes the accuracy or completeness of the applicable funding request), then provided Tenant is not in default under this Lease, Tenant may deliver a second notice (an “Offset Notice”) to Landlord, which notice shall specify the funding request that has not been timely paid and state conspicuously in bold type and in all capital letters at the top of the first page of such notice and on the envelope containing such notice “THIS IS A TIME SENSITIVE OFFSET NOTICE AND LANDLORD SHALL BE DEEMED TO ACCEPT SUCH OFFSET IF IT FAILS TO RESPOND TO THIS SECOND REQUEST FOR DISBURSEMENT WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT” and if Tenant shall deliver such second notice to Landlord as aforesaid and Landlord fails to disburse the amount of the TI Allowance expressly referenced in the Offset Notice, subject to Landlord’s right to dispute such funding request as herein provided, within such five (5) business day period, then Tenant shall have the right to have such unpaid amount of the TI Allowance credited against the next installment(s) of Fixed Rent thereafter due under this Lease provided, however, notwithstanding any provision herein to the contrary, in no event shall the aggregate amount of all offsets permitted hereunder in any month ever exceed twenty percent (20%) of any monthly installment of Fixed Rent. Within the thirty (30) day period following receipt of a funding request or within the additional 5-Business Day period described above. Landlord may dispute in good faith the funding request by written notice to Tenant setting forth the basis upon which Landlord disputes the accuracy or completeness of any funding request. If Landlord disputes the accuracy or completeness of any funding request, Landlord and Tenant shall reasonably cooperate with each other to resolve such dispute as expeditiously as possible, but Landlord will have no obligation to disburse any disputed amount of such funding request and Tenant will not have any right to credit or offset the disputed amount of the funding request against the Fixed Rent until the dispute has been resolved.

ARTICLE 4

Rent

4.1                               The Fixed Rent. (a) Commencing on the Rent Commencement Date, Tenant covenants and agrees to pay rent to Landlord, by electronic fund transfer (or by such other method, as set forth below, or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct), at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is l/12th of the Annual Fixed Rent Rate), in advance, without notice or demand, and without setoff, abatement, suspension, deferment, reduction or deduction, except as otherwise expressly provided herein, on the first day of each calendar month included in the term; and for any portion of a calendar month following the Rent Commencement Date, at the rate for the first Lease Year payable in advance for such portion. The term “Additional Rent shall mean all sums other than Fixed Rent that are payable to Landlord under this Lease, including, without limitation all Operating Costs, Taxes, late charges, and interest.

(b) It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Annual Fixed Rent, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated or terminated pursuant to an express provision of this Lease.

(c)     If Landlord shall give notice to Tenant that all rent and/or other payments due hereunder are to be made to Landlord by check, or by any other commercially reasonable means, Tenant shall make all such payments as shall be due after receipt of said notice by means as designated by Landlord, with such payments to be made to such address and to such person or entity as is specified by Landlord.

4.2                               Additional Rent. Commencing on the Rent Commencement Date, Tenant covenants and agrees to pay, as Additional Rent, insurance costs, utility charges, personal property taxes and its pro rata share of taxes and operating costs with respect to the Premises as provided in this Section 4.2 as follows:

4.2.1                     Real Estate Taxes. Tenant covenants to pay to Landlord, as Additional Rent, for each tax period partially or wholly included in the term, Tenant s Percentage of Taxes (as hereinafter defined). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Taxes, such monthly amounts to be sufficient to provide Landlord, by the time real estate tax payments are due and payable to any governmental authority responsible for collection of same, a sum equal to the Tenant’s Percentage of Taxes, as reasonably estimated by Landlord from time to time on the basis of the most recent tax data available. The initial calculation of the monthly estimated payments shall be based upon the Initial Estimate of Tenant’s Percentage of Taxes for the Tax Year and upon quarterly payments being due to the governmental authority on August 1, November 1, February 1 and May 1, and shall be made when the Commencement Date has been determined. If the total of such monthly remittances for any Tax Year is greater than the Tenant’s Percentage of Taxes for such Tax year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1. the difference; if the total of such remittances is less than the Tenant’s Percentage of Taxes for such Tax Year, Tenant shall pay the difference to Landlord at least ten (10) days prior to the date or dates within such Tax Year that any Taxes become due and payable to the governmental authority (but in any event no earlier than ten (10) business days following a written notice to Tenant, which notice shall set forth the manner of computation of Tenant’s Percentage of Taxes). This section shall survive the expiration or earlier termination of the Lease.

If, after Tenant shall have made reimbursement to Landlord pursuant to this subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes paid by Tenant with respect to any Tax Year during the term hereof as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.1, the Tenant’s Percentage of the refund (less the proportional, pro rata expenses, including attorneys’ fees and appraisers’ fees, incurred by Landlord in connection with obtaining any such refund), as relates to Taxes paid by Tenant to Landlord with respect to any Tax Year for which such refund is obtained.

In the event this Lease shall commence, or shall end (by reason of expiration of the term or earlier termination pursuant to the provisions hereof), on any date other than the first or last day of the Tax Year, or should the Tax Year or period of assessment of real estate taxes be changed or be more or less than one (1) year, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this subsection 4.2.1 shall be appropriately apportioned and adjusted.

The term “Taxes” shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied, assessed or imposed at any time during the term by any governmental authority upon or against the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon. Taxes shall not include: excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes applied or measured by Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Building), nor any item included as Operating Costs, nor any items paid by Tenant under subsection 4.2.2. If, at any time during the term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in Taxes; however, Taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

4.2.2                     Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.3                     Operating Costs. Tenant covenants to pay to Landlord the Tenant’s Percentage of Operating Costs (as hereinafter defined) incurred by Landlord in any fiscal year of Landlord (“Landlord’s Fiscal Year”). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide Landlord, by the end of the Landlord’s Fiscal Year, a sum equal to the Operating Costs, as reasonably estimated by Landlord from time to time. The initial monthly estimated payments shall be in an amount equal to 1/12th of the Initial Estimate of Tenant’s Percentage of Operating Costs for the Landlord’s Fiscal Year. If, at the expiration of the year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs for such year, Landlord shall promptly pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.3, the difference; if the total of such remittances is less than the Operating Costs for such year, Tenant shall pay the difference to Landlord within twenty (20) days from the date Landlord shall furnish to Tenant an itemized statement of the Operating Costs, prepared, allocated and computed in accordance with generally accepted accounting principles. Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated. This section shall survive the expiration or earlier termination of the Lease.

The term “Operating Costs” shall mean all costs and expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, and the portion of such costs and expenses with regard to the common areas, facilities, services and amenities of the Park which is equitably allocable to the Property, including, without limitation, all costs of maintaining and repairing the Property and the Park (including snow removal, landscaping and grounds maintenance, operation, repair and maintenance of parking lots (including lighting), sidewalks, walking paths, access roads and driveways, Property signage, repair and maintenance of the Building roof; security, operation and repair of the base Building heating and air-conditioning equipment, common area lighting and any other base Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property and the Park in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, and/or gas), cooling, and water (including sewer charges), refuse disposal and other utilities to the Building (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building); payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in the operation, security and maintenance of the Property and the Park; attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee in line with market rates for comparable properties providing comparable services and amenities in the Burlington, Massachusetts geographic market area. Park-wide expenses shall be equitably allocated by Landlord.

Notwithstanding any provision of this Lease to the contrary, the following items shall be excluded from Operating Costs:

(a)                                 leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants or in selling the Building, the Property or the Park;

(b)                                 legal fees or other expenses incurred in connection with enforcing leases with tenants in the Park or in selling or financing the Building, the Property or the Park;

(c)                                  costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Park, including Tenant, or relocating any tenant;

(d)                                 financing costs including interest and principal amortization of debts and the costs of providing the same;

(e)                                  depreciation;

(f)                                   rental on ground leases or other underlying leases and the costs of providing the same;

(g)                                  wages, bonuses and other compensation of employees above the grade of Senior Property Manager and fringe benefits other than insurance plans and tax qualified benefit plans;

(h)                                 costs of any cleanup, containment, abatement, removal or remediation of Hazardous Materials (as defined in Article 11) to the extent such were either (i) on the Property on the Date of this Lease; or (ii) introduced onto the Property by Landlord;

(i)                                     costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance;

(j)                                    charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties;

(k)                                 costs of any HVAC, janitorial or other services provided to tenants other than Tenant on an extra cost basis after regular business hours;

(l)                                     the cost of installing, operating and maintaining any cafeteria or child or daycare center;

(m)                             cost of any work or service performed on an extra cost basis for any tenant in the Building or the Property to a materially greater extent or in a materially more favorable manner than furnished generally to the tenants and other occupants;

(n)                                 cost of any work or services performed for any facility other than the Building, the Property or the Park;

(o)                                 any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

(p)                                 lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;

(q)                                 late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions;

(r)                                    Taxes or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

(s)                                   charitable or political contributions;

(t)                                    reserve funds;

(u)                                 all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once;

(v)                                 any cost associated with operating an on or off-site management office for the Park, except to the extent included in the management fee permitted hereby;

(w)                               Landlord’s general overhead and any other expenses not directly attributable to the operation and management of the Building, the Property or the Park (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby;

(x)                                 costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions;

(y)                                 costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the Park or their respective premises;

(z)                                  any costs or expense incurred by Landlord in connection with the maintenance, repair, or replacement of space leased to other tenants in the Park; and

(aa)                          capital expenditures, except as specifically provided for below.

If, during the term of this Lease, Landlord shall replace any capital items or make any capital expenditures which (a) are intended to reduce Operating Costs or (b) are required to comply with laws enacted after the date of this Lease, or (c) are required to replace worn-out items as may be necessary to maintain the Building in good working order, repair and condition and not to enhance the Building over and above its current appearance and condition (collectively called “capital expenditures”), the total amount of which is not properly included in Operating Costs for the Landlord’s Fiscal Year in which they were made, there shall nevertheless be included in Operating Costs for each such fiscal year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. (Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof [The useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item.]; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Costs and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid.

If during any portion of any year for which Operating Costs are being computed, the Building was not fully occupied by tenants or if not all of such tenants were paying fixed rent or if Landlord was not supplying all tenants with the services, amenities or benefits being supplied hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were fully occupied by tenants and all such tenants were then paying fixed rent or if such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes of this Section 4.2.3, be deemed to be the Operating Costs for such year.

Tenant shall have the right to examine, copy and audit Landlord’s books and records establishing the Operating Costs set forth in this Section 4.2.3 of this Lease, for the Landlord’s Fiscal Year immediately preceding Landlord’s year-end reconciliation statement of Operating Costs for the specific Landlord’s Fiscal Year in question. Tenant shall give Landlord at least 30 days prior written notice (the “Audit Notice”) of its intention to examine and audit such books and records, and such examination and audit shall take place at Landlord’s or Landlord’s building manager’s office no later than 120 days following Tenant’s receipt of any year-end reconciliation statement and shall be completed no later than ninety (90) days following the date Tenant was first given access to Landlord’s books and records. No subtenant shall have any right to conduct an audit. As a condition to performing any such inspection, Tenant and its examiners may be required to execute and deliver to Landlord an agreement to keep confidential any information which Tenant and the examining party discover about the Building in connection with such examination, except for disclosures required by law, court order or regulatory authorities, or to Tenant’s attorneys, accountants, auditors, or potential purchasers of the Tenant company. Tenant agrees to use for such audit a certified public accountant or an accounting firm that is not being paid on a contingency fee basis. All costs of the examination and audit shall be borne by Tenant. If, pursuant to the audit, the payments made for such year by Tenant exceed Tenant’s required payment on account thereof for such year, such overpayment shall be credited against Rent next due, or refunded to Tenant if the term of this Lease has then expired and Tenant has no further obligation to Landlord; but, if the payments made by Tenant for such year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit. If there is any dispute over the results of the audit, Landlord shall have ninety (90) days following receipt of the audit results to obtain an audit from an accountant of Landlord’s choice, at Landlord’s cost and expense. In the event that Landlord’s and Tenant’s accountants shall be unable to reconcile the results which thirty (30) days following completion of Landlord’s accountants’ review, then, both accountants shall mutually agree upon a third accountant whose determination shall be conclusive. The cost of any such third accountant shall be shared equally between Landlord and Tenant.

4.2.4                     Insurance. Tenant shall, at its expense, as Additional Rent, take out and maintain from the time Tenant first occupies the Premises for any purpose and throughout the Term the following insurance protecting Landlord:

4.2.4.1           Commercial general liability insurance and commercial excess liability insurance on a “follow form” basis and/or umbrella naming Landlord, Tenant, and Landlord’s managing agent and any mortgagee of which Tenant has been given notice as insureds or additional insureds on a primary and non-contributory basis, in amounts which shall, at the beginning of the term, be at least equal to the limits set forth in Section 1.1; and, which, from time to time during the term, shall be for such higher limits, if any, as are customarily carried in the area in which the Premises are located on property similar to the Premises and used for similar purposes; and workmen’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises covering the state in which the employee was hired, works and resides; and Employers liability insurance with minimum limits of Five Hundred Thousand Dollars ($500,000.00) each accident, bodily injury by accident; Five Hundred Thousand Dollars ($500,000.00) each employee, bodily injury by disease; and Five Hundred Thousand Dollars ($500,000.00) policy limit, bodily injury by disease.

4.2.4.2           Special Risk property insurance with the usual extended coverage endorsements covering all of Tenant’s furniture, furnishings, fixtures and equipment and Tenant’s Work, and business interruption insurance, with extra expense coverage.

4.2.4.3           Automobile liability insurance for all owned, leased, non-owned and hired vehicles. The minimum limit of liability shall be One Million Dollars ($1,000,000.00) each accident, combined single limit for bodily injury and property damage naming Landlord as an additional insured on a primary and non-contributory basis.

4.2.4.4           All such policies shall be obtained from responsible companies having a policy rating of A- or better; X or better, as set forth in the most current issue of the Best’s Key Rating Guide and which are qualified to do business and in good standing in Massachusetts. Tenant agrees to furnish Landlord with certificates evidencing all such insurance prior to the beginning of the term hereof and evidencing renewal thereof at least thirty (30) days prior to the expiration of any such policy. Tenant shall provide at least thirty (30) days prior written notice to Landlord should any of the policies required herein be cancelled. In the event provision for any such insurance is to be by a blanket insurance policy, the policy shall allocate a specific and sufficient amount of coverage to the Premises.

4.2.4.5           All insurance which is carried by either party with respect to the Building, Premises or to furniture, furnishings, fixtures, or equipment therein or alterations or improvements thereto, workmen’s compensation insurance, and all liability insurance, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that, such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the state in which the Premises are located. Each party shall be entitled to have certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance. Tenant shall not acquire as insured under any insurance carried on the Premises, which shall include all tenant improvements (including Tenant’s Work), any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee.

4.2.4.6           In addition to the above requirements, all contractors employed by Tenant shall maintain Worker’s Compensation Insurance in accordance with statutory requirements, and Employers Liability with limits not less than $1,000,000, Commercial General Liability (including completed operations coverage), Automobile Liability and Follow form Umbrella or Excess Liability Insurance in amounts at least equal to the limits set forth in Section 1.1. All such policies, with the exception of the Workers’ Compensation, shall be endorsed to provide additional insured status to Tenant and Landlord and Landlord’s managing agent and any mortgagee, on a primary and non-contributory basis. All policies shall be endorsed providing waiver of subrogation in favor of Landlord and Tenant. Tenant shall submit certificates evidencing such coverage to Landlord prior to the commencement of Tenant’s Work and any future alterations performed by Tenant’s contractors. Tenant shall also list Landlord and Tenant’s contractor as insureds on Tenant’s Builder’s Risk Policy.

4.2.5                     Utilities. A. Commencing as of the Rent Commencement Date, Tenant shall contract for and pay directly to the applicable public utility company all costs and charges for telephone service and for separately metered gas furnished or consumed on the Premises.

B. Commencing as of the date that is the earlier of the Rent Commencement Date and the date that Landlord installs the requisite submeter for such utility, Tenant shall pay directly to Landlord, as Additional Rent, estimated charges (the “Utilities Charges”) on account of Tenant’s consumption of electricity in the Premises for its lights, outlets, and HVAC systems and otherwise used by Tenant in connection with the Premises, and for water used by Tenant for ordinary cleaning, lavatory and toilet facilities or otherwise in the Premises. Landlord shall reasonably estimate the amount of Utilities Charges payable by Tenant per month and shall notify Tenant prior to the Commencement Date of the initial estimate of Utilities Charges to be paid by Tenant. Tenant shall pay the Utilities Charges on the first day of each calendar month included in the Term, in the same manner as Tenant pays Fixed Rent pursuant to Section 4.1 above. Following Landlord s receipt of utility provider invoices, Landlord will reconcile the estimated Utilities Charges paid by Tenant with the actual amounts owing from Tenant based on the number of kilowatt hours of electricity used in connection with the Premises for the preceding month as registered on the sub-meters for the Premises, and based upon sub-meter readings for water used by Tenant for ordinary cleaning, lavatory and toilet facilities or otherwise in the Premises. If it is determined Tenant has been overcharged, then such overpayment will be credited against Tenant’s account for the following month. If Tenant has underpaid, then Landlord will invoice Tenant for the amount owed and Tenant shall pay such amount within twenty (20) days after billing. Landlord reserves the right to adjust the monthly Utilities Charges from time to time based on the most current data available for Tenant’s electrical and water consumption in connection with the Premises, and Tenant shall thereafter pay the adjusted Utilities Charges to Landlord until further notice.

C. Tenant shall pay all charges for telephone and other utilities or services not supplied by Landlord, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

4.3                               Late Payment of Rent. If any installment of Fixed Rent or other sum due Landlord is paid after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment. In addition, if any installment of rent or other sum due Landlord is not paid when due, such installment shall bear interest from the date due until paid, at the rate of 8% per year not to exceed the highest rate permitted by law.

4.4                               Letter of Credit. The performance of Tenant’s obligations under this Lease shall be secured by a letter of credit throughout the term hereof in accordance with and subject to the following terms and conditions:

4.4.1                     Amount of Letter of Credit. (a) Concurrently with Tenant’s execution and delivery of this Lease, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Original Letter of Credit”) which shall be (i) in the form of Exhibit H attached to this Lease (the “Form LC”) or another form acceptable to Landlord, (ii) issued by Silicon Valley Bank or another commercial bank that is reasonably satisfactory to Landlord upon which presentment may be made in Boston, Massachusetts, (iii) in the amount equal to the Letter of Credit Amount, and (iv) for a term of at least 1 year, subject to the provisions of Section 4.4.2 below. The Original Letter of Credit, any Additional Letters(s) of Credit (as defined below) and Substitute Letter(s) of Credit (as defined below) are referred to herein as the “Letter of Credit.”

(b) Notwithstanding anything to the contrary contained in Section 4.4, provided that Tenant is not in default and has not previously been in default of its obligations under this Lease beyond any applicable grace period prior to such time, then following the first Fiscal Year (as defined below) that Tenant has net income (the “First Reduction Benchmark”), the Letter of Credit Amount may be reduced to $306,126.00. Further, provided that Tenant is not in default and has not previously been in default of its obligations under this Lease beyond any applicable grace period prior to such time, then following the second (2nd) consecutive Fiscal Year that Tenant has net income (the “Second Reduction Benchmark”), the Letter of Credit may be reduced to $153,063.00. For the avoidance of doubt, to achieve the Second Reduction Benchmark, Tenant must have net income in two (2) consecutive Fiscal Years. To the extent Tenant wishes to enact any reduction to the Letter of Credit Amount pursuant to the terms hereof, Tenant shall, on or following each such benchmark date (i.e. the First Reduction Benchmark or the Second Reduction Benchmark, as the case may be), deliver to Landlord (i) a notice requesting the applicable reduction and (ii) an audited financial statement, prepared by Tenant’s accountant using generally accepted accounting principles, evidencing to Landlord’s reasonable satisfaction such net income during the applicable Fiscal Year. Provided the conditions precedent have been satisfied, then within thirty (30) days after Tenant receives written confirmation from Landlord that the conditions for reduction of the Letter of Credit have been satisfied as of the applicable benchmark date (i.e. the First Reduction Benchmark or the Second Reduction Benchmark, as the case may be), Tenant shall provide Landlord with an amendment to the Letter of Credit or a new Letter of Credit meeting all of the requirements of Section 4.4 to accomplish such authorized reduction of the Letter of Credit. Landlord shall cooperate with Tenant, at no cost to Landlord, to effectuate such reduction. In no event shall the Letter of Credit have automatic reduction provisions. In no event will the Letter of Credit Amount at any time be reduced below $153,063.00. As used herein, the term “Fiscal Year” shall mean the period of time between January 1 and December 31 of any given calendar year following the Rent Commencement Date.

4.4.2                     Renewal of Letter of Credit. Each Letter of Credit shall be automatically renewable in accordance with the second to last paragraph of the Form LC, provided however, that Tenant shall be required to deliver to Landlord a new letter of credit (a “Substitute Letter of Credit”) satisfying the requirements for the Original Letter of Credit under Section 4.4.1 on or before the date 30 days prior to the expiration of the term of the Letter of Credit then in effect, if the issuer of such Letter of Credit (the “Issuing Bank”) gives notice of its election not to renew such Letter of Credit for any additional period pursuant thereto. Should any Letter of Credit contain a final expiration date, in addition to a current expiration date, such final expiration date shall be no earlier than 45 days following the Expiration Date of this Lease.

4.4.3                     Draws to Cure Defaults. If the Fixed Rent, Additional Rent or any other sum payable to Landlord hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant shall fail to perform any of its obligations under this Lease, or should Tenant otherwise be in default under this Lease, in all cases beyond the expiration of all applicable notice and cure periods, then Landlord shall have the right, at any time thereafter to draw down from the Letter of Credit the amount necessary to cure such default. In the event of any such draw by the Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an additional Letter of Credit (“Additional Letter of Credit”) satisfying the requirements for the Original Letter of Credit, except that the amount of such Additional Letter of Credit shall be the amount of such draw.

4.4.4                     Draws to Pay Damages. In addition, if (i) this Lease shall have been terminated as a result of Tenant’s default under this Lease beyond the expiration of the applicable cure period, and/or (ii) this Lease shall have been rejected in a bankruptcy or other creditor-debtor proceeding, then Landlord shall have the right at any time thereafter to draw down from the Letter of Credit an amount sufficient to pay any and all damages payable by Tenant on account of such termination or rejection, as the case may be, pursuant to Article 8 hereof. In the event of bankruptcy or other creditor-debtor proceeding against Tenant, all proceeds of the Letter of Credit shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.4.5                     Issuing Bank. In the event the Issuing Bank becomes insolvent, or if Landlord reasonably believes the Issuing Bank is financially troubled or at risk of becoming insolvent, or if the Issuing Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation (or any successor or similar entity), or if a trustee, receiver or liquidator is appointed for the Issuing Bank, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section 4.4 and Tenant shall, within ten (10) business days of written notice from Landlord, deliver to Landlord a Substitute Letter of Credit which otherwise meets the requirements of this Section 4.4, or, alternatively at Landlord’s discretion, Tenant shall, within such five-day period deliver cash to Landlord in the Letter of Credit Amount, which Landlord shall hold as “Security Proceeds” (as defined below) which shall be governed by subject to the provisions of subsection 4.4.6 below.

4.4.6                     Draws for Failure to Deliver Substitute Letter of Credit. If Tenant fails timely to deliver to Landlord a Substitute Letter of Credit, then Landlord shall have the right, at any time thereafter, without giving any notice to Tenant, to draw down the Letter of Credit and to hold the proceeds thereof (“Security Proceeds”) in a bank account in the name of Landlord, which may be withdrawn and applied by Landlord under the same circumstances and for the same purposes as if the Security Proceeds were a Letter of Credit. Upon any such application of Security Proceeds by Landlord, Tenant shall, within 30 days of written demand therefor, deliver to Landlord an Additional Letter of Credit in the amount of Security Proceeds so applied.

4.4.7                     Transferability. Landlord shall be entitled to transfer its beneficial interest under the Letter of Credit or any Security Proceeds in connection with (i) Landlord’s sale or transfer of the Building, or (ii) the addition, deletion or modification of any beneficiaries under the Letter of Credit, and the Letter of Credit shall specifically state on its face that it is transferable by Landlord, its successors and assigns. Tenant agrees to pay Landlord upon demand, as Additional Rent, all costs and fees charged to effect the first such transfer in any Lease Year, and Landlord shall pay the costs to effect any other transfer in such Lease Year.

4.4.8                     Return of Letter of Credit at End of Term. Within 45 days after the expiration of the term, to the extent Landlord has not previously drawn upon any Letter of Credit or Security Proceeds held by Landlord, Landlord shall return the same to Tenant provided that there is not at such time any continuing default of any of Tenant’s obligations under this Lease.

ARTICLE 5

Landlord’s Covenants

5.1                               Affirmative Covenants. Landlord covenants with Tenant:

5.1.1                     Heat and Air-Conditioning. To furnish to the Premises heat and air-conditioning (reserving the right, at any time, to change energy or heat sources), separately metered for gas and at the direct expense of Tenant as provided in Section 4.2.5 above, sufficient to maintain the Premises at comfortable temperatures (subject to all federal, state, and local regulations relating to the provision of heat). The heat and air-conditioning temperatures will be controlled by Tenant pursuant to the thermostat in the Premises.

5.1.2                     Electricity. To furnish to the Premises, separately sub-metered and paid for by Tenant directly to Landlord, electricity for Tenant’s lights, outlets and HVAC system and otherwise used by Tenant in connection with the Premises. If Tenant shall require electricity in excess of normal office use for Tenant’s Permitted Uses, then if (i) in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

5.1.3                     Water. To furnish water for ordinary cleaning, lavatory and toilet facilities.

5.1.4                     Fire Alarm. To maintain the base Building fire alarm systems.

5.1.5                     Repairs. Except as otherwise expressly provided in this subsection 5.1.5, and elsewhere in this Lease, including Section 6.1.3 below, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building (collectively the “Building Structure”), and to the common areas of the Property (including but not limited to the parking areas serving the Building), facilities, and to the base building plumbing, electrical, heating, ventilating and air-conditioning systems of the Building (collectively the “Base Building Systems”) as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.1.6                     Landscaping; Snow Removal; Trash Removal. To provide landscaping and grounds maintenance services, and, during normal business hours, snow removal. Landlord shall also pick-up trash from the shared dumpster from the Building (but not from any other location).

5.2                               Interruption. A. Landlord shall be under no responsibility or liability for failure or interruption of any of the above-described utility services, or conditions arising in or about the Property caused by breakage, accident, strikes, repairs, inability to obtain supplies, labor or materials, or for any other causes beyond the control of the Landlord, and in no event for any indirect or consequential damages to Tenant; and failure or omission on the part of the Landlord to furnish any of same for any of the reasons set forth in this Section 5.2 shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. However in each instance of failure or interruption Landlord shall use reasonable efforts to restore the unavailable service or remedy the condition following written notice from Tenant.

B. Notwithstanding the foregoing, if an event or circumstance (an “Abatement Event”) shall occur that causes an interruption or curtailment, suspension or stoppage of an Essential Service that reasonably prevents Tenant from using the entire Premises, or any material portion thereof, as a result of Landlord’s failure to provide any Essential Service (defined below) required to be provided by Landlord under this Lease, provided that such failure or Landlord’s inability to remedy such event or circumstance is not due to Force Majeure or a cause beyond Landlord’s reasonable control generally affecting other buildings in the vicinity (such as a neighborhood power outage or other off-site occurrence) or the act or negligence of Tenant, its employees, vendors, or contractors, or any party claiming by, through or under Tenant then Tenant shall give Landlord notice (an “Abatement Notice”) of any such Abatement Event. If such Abatement Event continues beyond the “Eligibility Period” (defined below), then the Monthly Fixed Rent and monthly charges on account of Operating Costs and Taxes shall be abated entirely or proportionately, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. Tenant shall not be entitled to any abatement of Rent if Tenant is then in default of any of its obligations under this Lease. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s). For purposes hereof, the term “Essential Services” shall mean the following services required to be provided by Landlord under this Lease: water and sewer service, HVAC, gas and electricity. The provisions of this paragraph shall not apply to any Abatement Event caused by fire or other damage or destruction to the Building, which shall be covered by Article 7 of this Lease.

5.3                               Outside Services. In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services, catering services and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

ARTICLE 6

Tenant’s Additional Covenants

6.1                               Affirmative Covenants. Tenant covenants at all times during the term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1                     Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2                     Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses, and permits and approvals necessary for Tenant’s use of the Premises (including but not limited to any special licenses, permits, and/or approvals and any licenses, permits and approvals required for Tenant to commence using the Premises for the Permitted Uses), at Tenant’s sole expense. With respect to any licenses or, permits or approvals for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.3                     Repair and Maintenance. Except to the extent Landlord is explicitly required to do so under this Lease, to maintain the Premises in neat order and condition and to perform all routine and ordinary repairs to the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems, and any specialized life safety systems serving the Premises and installed by Tenant such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted; to make any repairs to the floor slab necessitated by Tenant’s Work or any other alterations or improvements made by or on behalf of Tenant during the Term; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. In connection with any specialized life safety system, Tenant shall enter into a service contract with a contractor reasonably satisfactory to Landlord that shall provide for regular maintenance, testing and inspection of same. Tenant shall provide Landlord with a copy of such service contract, as well as any reports from such contractor and any other documentation reasonably requested by Landlord in connection therewith. (Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.)

6.1.4                     Compliance with Law. To make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof. Notwithstanding the foregoing, provided the same are not required by Tenant’s specific use of the Premises, or as the result of any work, alteration or improvement done by or for Tenant, then Landlord shall be responsible for making all such repairs, alterations, additions or replacements to the Building Structure and the Building Systems as required by this subsection 6.1.4, the costs of which shall be included in Operating Costs subject to the terms of this Lease.

6.1.5                     Indemnification. To indemnify, defend and hold harmless Landlord, its agents (including, without limitation, Landlord’s managing agent), partners, officers, directors, members, trustees, beneficiaries, shareholders, and employees (such parties being referred to collectively as the “Landlord Related Parties”) from and against any and all claims, demands, liabilities, penalties, fines, settlements, damages, loss, costs or expenses resulting from, arising out of, or in any way related to injury, death, damage or loss to person or property in or upon the Premises and the Property arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), the negligent acts or omissions or intentional misconduct of Tenant or any person claiming by, through or under Tenant, or on account of any breach by Tenant of its obligations under this Lease, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the gross negligence, fault or willful misconduct of Landlord or the Landlord Related Parties. In respect of all of the foregoing, Tenant shall indemnify Landlord and the Landlord Related Parties from and against all costs and expenses (including reasonable attorneys’ fees), of whatever kind or nature incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord or the Landlord Related Parties by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord. The preceding indemnification shall expressly survive the expiration or earlier termination of this Lease.

6.1.6                     Landlord’s Right to Enter. To permit Landlord and its agents to enter into and examine the Premises at reasonable times and to show the Premises to lenders, equity investors and purchasers and potential lenders, equity investors and purchasers and any other party with a legitimate business interest (other than prospective tenants), and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises and to show the Premises to prospective tenants. Except in the case of an emergency, Landlord shall provide Tenant at least 24 hours’ prior notice of any such entry, and Landlord shall use commercially reasonable efforts to minimize any disturbance of Tenant’s operations in the Premises. Landlord shall reasonably cooperate with Tenant so that, except in the case of emergencies, Tenant’s representative may accompany such persons who enter the Premises.

6.1.7                     Personal Property’ at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water, rain or by the leakage or bursting or other defect of water pipes, steam pipes, or other pipes, sprinklers, lighting fixtures or other cause by theft, any acts or omissions of any other tenant of the Property, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

6.1.8                     Payment of Landlord’s Cost of Enforcement. To pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in successfully enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9                     Yield Up. At the expiration of the term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to deliver to Landlord stamped architectural plans showing the Premises at yield up (which may be the initial plans if Tenant has made no installations after the Commencement Date); to remove such installations made by it as Landlord may request (including computer and telecommunications wiring and cabling, it being understood that if Tenant leaves such wiring and cabling in a useable condition, Landlord, although having the right to request removal thereof, is less likely to so request, and in any event including the Compactor and Nitrogen Tank, including any associated equipment, as such terms are defined in Section 6.2.4 below) and all Tenant’s signs wherever located, including the Facade Sign and Monument Sign Panel; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. Any property not so removed shall be deemed abandoned and, if Landlord so elects, deemed to be Landlord’s property, and may be retained or removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to its performance of its obligations under this subsection 6.1.9. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided if Tenant holds over past the expiration or earlier termination of the Term (the “Holdover Indemnity”). Notwithstanding the forgoing, in the event that Tenant, no earlier than forty-five and no later than thirty (30) days prior to the scheduled expiration of Term, provides Landlord with a written notice inquiring as to whether Landlord has leased, or is involved in negotiations to lease, the Premises or any part thereof to a third party, then Landlord shall provide Tenant with a written notice regarding the same (a “Holdover Notice”). In the event that Landlord indicates in the Holdover Notice that Landlord has a signed letter of intent or a lease for all or a portion of the Premises, or is engaged in negotiations with a potential tenant for all or a portion of the Premises as evidenced by a written proposal or ongoing lease negotiations, then the Holdover Indemnity shall commence immediately upon the first day following the expiration of the Term if Tenant holds over. In the event that Landlord indicates in the Holdover Notice that none of the circumstances in the immediately preceding sentence then exists, then the Holdover Indemnity shall commence on the date that is thirty (30) days after the expiration of the Term if Tenant holds over. The inclusion of the preceding sentences in this Lease should not be construed as Landlord’s consent for Tenant to hold over, and shall not apply in the event that the Lease is terminated prior to the scheduled expiration date of the Term.

If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily holdover rate of rent during the first thirty (30) days of such holding over equal to one and one-half (1 ½) times the Monthly Fixed Rent Rate and Additional Rent on account of Operating Costs and Taxes in effect as of the day prior to the expiration or termination of this Lease; and after the expiration of such 30-day period, at a rate equal to two (2) times the Monthly Fixed Rent Rate and Additional Rent on account of Operating Costs and Taxes last due as of the day prior to the date of expiration or earlier termination of this Lease, and shall otherwise be on the terms and conditions of this Lease as applicable, except that in no event shall any extension option, right of first offer or right of first refusal, or similar right or option be deemed applicable to such tenancy at sufferance.

6.1.10              Rules and Regulations. To comply with the Rules and Regulations set forth in Exhibit E, and with all reasonable Rules and Regulations of general applicability to all tenants of the Building hereafter made by Landlord, of which Tenant has been given notice; Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations. Tenant shall cause all parties performing work on behalf of Tenant in or about the Premises and Building to comply with the Construction Rules and Regulations attached hereto as Exhibit E-l.

6.1.10.1                                                    Dog-Friendly Building. In the event that Tenant has exercised its Right of First Offer pursuant to Section 2.4 hereof and is leasing the entire Building, and subject to all laws, codes or regulations of any applicable governing authority and any terms or restrictions of Landlord’s insurance carriers, then notwithstanding anything to the contrary contained herein or in the Rules and Regulations, Tenant’s employees shall be permitted allow their pet dogs (the “Tenant’s Pet Dogs”) to accompany them into the Premises during normal business hours. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, costs, expenses, fees or suits arising out of accidents, damage, injury or loss to any and all persons and property, arising from or connected in any way to Tenant’s Pet Dogs. Tenant shall obtain insurance coverage for the benefit of Landlord and its managing agent in such amount and of such type as Landlord may reasonably require in connection with Tenant’s Pet Dogs. Landlord reserves the right to enact reasonable rules and regulations in connection with Tenant’s Pet Dogs, including but not limited to banning certain breeds of dogs from access to the Premises, and the option to immediately suspend the rights granted hereunder to the extent Landlord has a good faith reason to do so. Tenant shall be solely responsible for any and all repairs related to or in connection with Tenant’s Pet Dogs. Tenant shall be required to “curb” Tenant’s Pet Dogs, including but not limited to picking up and properly disposing of Tenant’s Pet Dogs’ waste, and being conscientious about all matters of Tenant’s Pet Dogs’ excretions. In no event shall the Premises be used as a kennel, “doggy day care” or grooming facility, and in no event shall any dog, including but not limited to Tenant’s Pet Dogs, be housed in the Premises. Tenant’s Pet Dogs shall remain on leashes at all times that the same are outside of the Premises. Tenant’s rights to pursuant to this Subsection 6.1.10.1 are personal to the initial named Tenant, Desktop Metal, Inc., and may not be assigned under any circumstances other than to a Permitted Transferee.

6.1.11              Estoppel Certificate. Upon not less than ten (10) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing, which may be in the form attached hereto as Exhibit F or in another form reasonably similar thereto, or such other form as Landlord may provide from time to time, certifying all or any of the following: (i) that this Lease is unmodified and in full force and effect, (ii) whether the term has commenced and Fixed Rent and Additional Rent have become payable hereunder and, if so, the dates to which they have been paid, (iii) whether or not, to Tenant’s current actual knowledge, Landlord is in default in performance of any of the terms of this Lease, (iv) whether Tenant has accepted possession of the Premises, (v) whether Tenant has made any claim against Landlord under this Lease and, if so, the nature thereof and the dollar amount, if any, of such claim, (vi) whether, to Tenant’s current actual knowledge, there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and (vii) such further information with respect to the Lease or the Premises as Landlord may reasonably request. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises; provided, however, Tenant shall be required to provide only such financial information as is commercially reasonable. If Tenant fails to deliver the estoppel certificate within the required time period, and such failure continues for an additional five (5) days following a second written request from Landlord, then Tenant shall be obligated to pay to Landlord, as Additional Rent within twenty (20) days of demand, a fee in the amount of $500.00 per day for each day that Tenant fails to deliver the requested estoppel in the period beginning on the day after the expiration of the initial 10-day period, and ending on the day Tenant actually delivers the estoppel.

6.1.12              Landlord’s Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.2                               Negative Covenants. Tenant covenants at all times during the term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1                     Assignment and Subletting. A. Not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, pledged or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant’s intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. Except with respect to a Permitted Transfer, Landlord may terminate this Lease in the case of a proposed assignment, or suspend this Lease pro tanto for the period and with respect to the space involved in the case of a proposed subletting for 50% or more of the Premises, by giving written notice of termination or suspension to Tenant, with such termination or suspension to be effective as of the effective date of such assignment or subletting. If Landlord does not so terminate or suspend, Landlord’s consent shall not be unreasonably withheld to an assignment or to a subletting, provided that the following conditions are met:

(i)                                     the assignee or subtenant shall use the Premises only for the Permitted Uses;

(ii)                                  with respect to a subletting, that after such subletting the initial Tenant named herein occupies at least twenty-five (25%) percent of the Rentable Floor Area of the Premises;

(iii)                               the proposed assignee or subtenant has a net worth and creditworthiness reasonably acceptable to Landlord;

(iv)                              the amount of the aggregate rent to be paid by the proposed subtenant is not less than the then current sublease market rate for the Premises; and

(v)                                 the proposed assignee or subtenant is not then a tenant in the Building or the Park, or an entity with which Landlord is dealing or has dealt within the preceding six months regarding the possibility of leasing space in the Building or the Park.

(vi)                              the proposed assignee or subtenant provides a representation and warranty regarding the Patriot Act provisions set forth in this Lease.

Tenant shall furnish Landlord with any information reasonably requested by Landlord to enable Landlord to determine whether the proposed assignment or subletting complies with the foregoing requirements, including without limitation, financial statements relating to the proposed assignee or subtenant.

B. Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord’s reasonable out-of-pocket legal expenses incurred in connection with any request by Tenant for such consent. If Landlord consents thereto, no such subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment. With respect to any assignment or subletting during the Original Term of this Lease (other than to a Permitted Transferee), such assignment shall not include the right granted to Tenant under this Section 2.3 hereinabove to extend the Term, nor the Right of First Offer right granted to Tenant under Section 2.4 above, nor the right granted to Tenant under Section 6.1.10.1 regarding Tenant’s Pet Dogs, and such sublease shall be for a term expiring no later than the Expiration Date.

C. If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and, after deduction for reasonable marketing expenses, free rent periods, improvement allowances, tenant improvements and demising costs incurred by Tenant in connection with the assignment or sublease

(with all such items to be amortized over the term of such assignment or sublease), to pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

D. If at any time during the term of this Lease, there is a name change, Tenant shall so notify Landlord and deliver evidence reasonably satisfactory to Landlord documenting such name change. If, at any time during the Term of this Lease, there is a transfer of a controlling interest in the shares or stock of Tenant which are not publicly traded upon a stock exchange, or the membership or general partnership or other ownership interests of Tenant (any of the foregoing, an “Equity Sale”), or a restructuring or reorganization of the Tenant entity, including any spin-off, Tenant shall so notify Landlord and (whether or not Tenant so notifies Landlord) such Equity Sale, restructuring or reorganization shall be deemed an assignment of this Lease requiring Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided however, Landlord’s consent shall not be required with respect to any Equity Sale, and any Equity Sale will not be deemed an assignment, if (a) in the event that Ric Fulop and his management team (collectively, the “Current Management Team”) stay in place following such Equity Sale (and Tenant delivers to Landlord reasonable evidence of the same), Tenant delivers to Landlord reasonable evidence that Tenant’s Net Worth immediately after such Equity Sale will be no less than 95% of Tenant’s Net Worth immediately before such Equity Sale or (b) in the event that the Current Management Team will not stay in place following such Equity Sale, Tenant delivers to Landlord reasonable evidence that Tenant’s Net Worth will be no less than FORTY-FIVE MILLION and 00/100 DOLLARS ($45,000,000.00) immediately after such Equity Sale. For the avoidance of doubt, neither of the following will require Landlord’s consent nor will be deemed an assignment: (a) any transfer of shares or stock of Tenant which are publicly traded upon a stock exchange, and (b) any transfer of any other shares or stock of Tenant, or the membership or general partnership or other ownership interests of Tenant, which (in the case of (b)) does not constitute the transfer of a controlling interest in Tenant. “Controlling interest” shall mean having ownership of fifty percent (50%) or more of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management of such corporation or other entity. “Tenant’s Net Worth” means Tenant’s assets less Tenant’s liabilities, and shall be determined in accordance with generally accepted accounting principles and certified by the accountant(s) that prepared such statement(s).

E. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(i)                                     Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until a default by Tenant hereunder shall occur under this Lease, Tenant may, except as otherwise provided in this Lease, receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such sublease to Landlord, nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default hereunder exists under this Lease, to pay to Landlord the rents and other charges due and to become due under the sublease. The subtenant shall rely upon any such statement and request from Landlord and shall pay such rents and other charges to Landlord without any obligation or right to inquire as to whether such breach exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right or claim against said subtenant, or, until the breach has been cured, against Landlord, for any such rents and other charges so paid by said subtenant to Landlord.

(ii)                                  In the event of a default by Tenant in the performance of its obligations under this Lease that results in a termination of this Lease, Landlord, at its option and without any obligation to do so, may require any subtenant to attorn to Landlord, in which event Landlord shall undertake the obligations of the sublandlord under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Landlord shall not be liable for any prepaid rents or security deposit paid by such subtenant to Tenant or for any other prior defaults or breaches of Tenant as sublandlord under such sublease.

F. Any other provision of this subsection 6.2.1 notwithstanding, Tenant shall have the right, without Landlord’s prior written consent and without any right of Landlord to terminate this Lease to assign this Lease or sublease the Premises to an entity (each a “Permitted Transferee”) which is either a parent of Tenant, controlled by Tenant or under common control with Tenant, provided Tenant remains primarily liable under this Lease and so long as Tenant notifies Landlord of the assignment or subletting and delivers reasonable proof of the affiliation to Landlord. “Control” for the purposes hereof shall mean ownership of 50% or more of all financial interest and 50% or more of the voting interest of a corporation, and any other majority equity interest and control interest if not a corporation. A transaction for which consent from the Landlord is not required pursuant to this subparagraph F shall be referred to in this Lease as a Permitted Transfer”. In the event of any Permitted Transfer, Tenant shall remain primarily liable under this Lease and any assignee shall agree directly with Landlord, by written instrument in form satisfactory to Landlord, to assume and perform all the obligations of Tenant under this Lease.

6.2.2                     Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except in accordance with the terms of Article 11 of this Lease), nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord s insurance, nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3                     INTENTIONALLY OMITTED.

6 2.4                     Floor Load: Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by Law. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings approved of in advance by Landlord sufficient to absorb and mitigate such vibration and noise, so that any reasonable person outside of the Premises would not be annoyed by such vibration and noise. Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.

6.2.5                     Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors nor the installation or modification of any locks or security devices without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord shall give Tenant notice, in reasonable detail, of any objections or concerns Landlord may have with respect to any proposed installation, alteration or addition. Landlord shall not be deemed unreasonable for withholding approval of any proposed installation, alteration or addition that (i) involves or might affect the Building Structure or exterior element of the Building or any portion thereof, and/or (ii) might, in Landlord’s reasonable opinion, materially adversely affect the value of the Building or any portion thereof, and/or (iii) might materially adversely affect the proper functioning of the Base Building Systems and/or (iv) is visible from outside of the Premises and/or is not within the interior of the Premises and/or (v) involves penetration of the roof or exterior walls. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, to make any alteration that meets all of the following criteria (a “Cosmetic Alteration”): (a) the alteration is decorative in nature (such as paint or carpet) and is not visible from outside of the Premises, (b) Tenant provides Landlord with ten (10) days’ advance written notice of the commencement of such alteration, (c) such alteration does not affect the Building Systems, Building Structure or any other portion of the Building other than the Premises, (d) the work does not require a building permit or other governmental permit, uses only new materials comparable in quality to those being replaced and is performed in a good and workmanlike manner and in accordance with all Applicable Laws, and (e) the cost of such alteration, when aggregated with the cost of all other Cosmetic Alterations performed during the previous twelve (12) month period, does not exceed Twenty-Five Thousand Dollars ($25,000.00) in the aggregate. Tenant agrees to employ for any work one or more responsible contractors of whom Landlord has given prior approval (which approval shall not be unreasonably withheld, conditioned or delayed), and whose labor will work without interference with other labor working on the Property, and to cause such contractors employed by Tenant to comply with the insurance requirements set forth in Section 4.2.4.6 above. All contractors insurance shall name Landlord and its managing agent and any mortgagee as additional insureds on a primary and non-contributory basis, and indemnifying the parties so named against claims for death or injury to persons or damage to property claimed to have occurred in the Premises or on the property. Tenant shall cause its contractors to submit certificates evidencing such coverage to Landlord prior to the commencement of any work. Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall within ten (10) days of notice from Landlord bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. If Tenant shall fail to cause any such lien to be discharged within such ten (10) day period, then in addition to any other available right or remedy. Landlord may discharge the same, either by paying the amount claimed to be due, or by bonding or otherwise. Any amount so paid, and all costs and expenses so incurred by Landlord in connection therewith, shall constitute Additional Rent hereunder. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work, and any liability, loss, cost, damage and expense of every kind and nature incurred by reason of, or arising out of any and all mechanic’s and other liens filed in connection with any alterations or improvements.

Not to grant a security interest in, or to lease, any personal property or equipment being installed in the Premises, including, without limitation, demountable partitions (the “Collateral”) without first obtaining an agreement for the benefit of Landlord in the form attached hereto as Exhibit G, from the secured party or lessor (“Secured Party”) that stipulates in the event either the Lease is terminated or Tenant defaults in its obligations to Secured Party, then (i) Secured Party will remove the Collateral within ten (10) business days after notice from Landlord of the expiration or earlier termination of this Lease, or within ten (10) business days after Secured Party notifies Landlord that Secured Party has the right to remove the Collateral on account of Tenant’s default in its obligations to Secured Party, (ii) Secured Party will restore the area affected by such removal, and (iii) that a failure to so remove the Collateral will subject such property to the provisions of subsection 6.1.9 of the Lease.

6.2.5.1           Cardboard and Garbage Compactor.

A.           Without waiver of the provisions of the first paragraph of this Section 6.2.5, Tenant shall have the right to install, maintain, repair, replace and operate a cardboard and garbage compactor (the “Compactor”), having a capacity and size subject to Landlord’s prior reasonable approval (and no greater than what are then permitted by the applicable local building code), in an area subject to Landlord’s reasonable prior approval (the “Compactor Area”). To the extent the Compactor is located in or makes unusable any parking spaces in the parking area serving the Building, the same shall be deducted from Tenant’s parking spaces as set forth in Section 2.1. Tenant shall promptly repair any damage caused to the Building or to the Land caused by reason of such installation. Tenant shall not install the Compactor in the Compactor Area without Landlord’s (and, if required, the Town of Burlington’s) prior approval of the manner of and plans and specifications for such installation and screening if reasonably required by Landlord. If such installation shall result in an increase in premiums for Landlord’s insurance coverage for the Building, then Tenant shall be liable for the increase as Additional Rent hereunder. The installation, maintenance and operation of the Compactor shall be at Tenant’s sole cost and expense, and shall be performed in accordance with all applicable laws and requirements of applicable governmental authorities (including, if necessary, site plan approval by the Town of Burlington), and Tenant shall obtain all governmental permits, licenses and approvals required in connection with the same prior to installation (and shall provide Landlord with copies of the same). Tenant shall be solely responsible for keeping the Compactor Area neat, clean and in good order, condition and appearance, and shall schedule regular pick-ups for items being compacted by the Compactor.

B.            Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall, in accordance with subsection 6.1.9 hereof, remove the Compactor, at Tenant’s expense, and promptly repair and restore any damage due to such removal. If the Compactor is not so removed by Tenant upon the expiration of the term of this Lease, then if Landlord so elects, it shall become the property of Landlord and, if Landlord so elects, Landlord shall remove the same and charge Tenant for the cost of removal, including costs, if any, associated with restoration due to such removal.

C.            Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, costs, expenses, fees or suits arising out of accidents, damage, injury or loss to any and all persons and property, arising from the installation, maintenance, operation and repair of the Compactor, unless caused by the fault or negligence of Landlord, its agents, employees and contractors. Tenant shall obtain insurance coverage for the benefit of Landlord and its managing agent in such amount and of such type as Landlord may reasonably require.

D.            The right to install and operate the Compactor is personal to the initial Tenant named herein, Desktop Metal, Inc., and may not be assigned to any other party other than a Permitted Transferee.

6.2.5.2           Nitrosen Tank.

A.           Without waiver of the provisions of the first paragraph of this Section 6.2.5, Tenant shall have the right to install, maintain, repair, replace and operate a nitrogen tank (the “Nitrogen Tank”) having a capacity and size subject to Landlord’s prior reasonable approval (and no greater than what are then permitted by the applicable local building code), in an area inside of the Premises that is subject to Landlord’s reasonable prior approval (the “Nitrogen Tank Area”). Tenant shall promptly repair any damage caused to the Building or to the Premises caused by reason of such installation. Tenant shall not install the Nitrogen Tank in the Nitrogen Tank Area without Landlord’s (and, if required, the Town of Burlington’s) prior approval of the manner of and plans and specifications for such installation, and shall install sound attenuation materials and/or alterations if required by Landlord. If such installation shall result in an increase in premiums for Landlord’s insurance coverage for the Building, then Tenant shall be liable for the increase as Additional Rent hereunder. The installation, maintenance and operation of the Nitrogen Tank shall be at Tenant’s sole cost and expense, and shall be performed in accordance with all applicable laws and requirements of applicable governmental authorities (including, if necessary, site plan approval by the Town of Burlington), and Tenant shall obtain all governmental permits, licenses and approvals required in connection with the same prior to installation (and shall provide Landlord with copies of the same).

B.            Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall, in accordance with subsection 6.1.9 hereof, remove the Nitrogen Tank, at Tenant’s expense, and promptly repair and restore any damage due to such removal. If the Nitrogen Tank is not so removed by Tenant upon the expiration of the term of this Lease, then, if Landlord so elects, it shall become the property of Landlord and, if Landlord so elects, Landlord shall remove the same and charge Tenant for the cost of removal, including costs, if any, associated with restoration due to such removal.

C.            Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, costs, expenses, fees or suits arising out of accidents, damage, injury or loss to any and all persons and property, arising from the installation, maintenance, operation and repair of the Nitrogen Tank, unless caused by the fault or negligence of Landlord, its agents, employees and contractors. Tenant shall obtain insurance coverage for the benefit of Landlord and its managing agent in such amount and of such type as Landlord may reasonably require.

D.            The right to install and operate the Nitrogen Tank is personal to the initial Tenant named herein, Desktop Metal, Inc., and may not be assigned to any other party other than a Permitted Transferee.

6.2.6                     Abandonment. Not to abandon or vacate the Premises during the term.

6.2.7                     Signs. Not without Landlord’s prior written approval to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Notwithstanding the foregoing, Tenant shall have the right to install (a) an identification sign on the exterior Building facade (the “Facade Sign”), and (b) a panel (the “Monument Sign Panel”) on each side of the monument sign for the Building, it being agreed and that all aspects of each such signs (including but not limited to the size and location of both the Fagade Sign and the Monument Sign Panel) must first be approved by Landlord (such consent not to be unreasonably withheld, conditioned or delayed), and each such sign must be in compliance with the Northwest Park Sign Policy (the receipt of which Tenant hereby acknowledges). All signage, including but not limited to the Facade Sign and the Monument Sign Panel, is subject to and must comply at all times with applicable building codes, requirements and zoning ordinances of the Town of Burlington. Tenant shall be solely responsible, at its cost and expense, for installing, maintaining and removing Fagade Sign and the Monument Sign Panel, including repairing all damage caused by removal, and such signs shall be maintained in good repair by Tenant.

6.2.8                     Parkins and Storage. Not to permit any storage of materials outside of the Premises; nor to permit the use of the parking areas for either temporary or permanent storage of trucks; nor permit the use of the Premises for any use for which heavy trucking would be customary.

ARTICLE 7

Casualty or Taking

7.1                               Termination. In the event that the Premises or the Building, or any material part thereof, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty. In the event that (a) the Premises are substantially destroyed or damaged by fire or casualty, or by the action of public authority during the original term, and, in the reasonable opinion of an independent architect or engineer selected by Landlord, cannot be repaired or restored within three hundred (300) days from the date the repair or restoration work would commence, and/or (b) the net proceeds of insurance recovered, or damages awarded for such taking, destruction or damage, are insufficient to allow Landlord to restore the Premises pursuant to the terms of Section 7.2 below, and Landlord elects not to restore the Premises, then this Lease may be terminated at the election of Tenant, which election shall be made by the giving of notice to Landlord (x) within thirty (30) days after the date the opinion of the architect or engineer is made available to the parties in the case scenario (a) above, and (y) within ten (10) days of Landlord informing Tenant of the scenario in (b) above, which notice shall specify the effective date of termination, which shall not be less than thirty (30) nor more than sixty (60) days after the date of Tenant’s termination notice. Landlord shall endeavor to deliver the architect’s opinion to Tenant (or statement with regard to the insufficiency of proceeds/damages awarded and Landlord’s election not to restore, as applicable) within forty-five (45) days following the casualty or taking.

7.2                               Restoration. If Landlord does not elect to so terminate, this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services. Notwithstanding anything herein to the contrary, if Landlord shall not have restored the Premises within three hundred (300) days from the date such restoration work commenced (subject to Section 10.5 hereof), and such failure is not a result of delays caused by Tenant, Tenant shall have the right to terminate this Lease by giving notice of such termination to Landlord, effective at the expiration of thirty (30) days from the giving of such notice; provided however, that such termination will be rendered ineffective if, prior to the expiration of said 30-day period, Landlord shall have completed such restoration.

7.3                               Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 8

Defaults

8.1                               Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent, Additional Rent or any other sum due Landlord hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment shall be made by Tenant in violation of the provisions of subsection 6.2.1 of this Lease, or (c) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (d) if Tenant’s leasehold interest shall be taken on execution, or (e) if a lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and is not discharged within thirty (30) days thereafter, or (f) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (g) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with process of law enter into and upon the Premises or any part thereof in the name of the whole and repossess the same as of landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and/or Landlord may terminate this Lease by sending written notice of termination to Tenant and this Lease shall terminate and come to an end on the date of entry as aforesaid, or on the third (3rd) day following the giving of such notice as fully and completely as if such date were the date originally fixed for expiration of the Term of this Lease. Tenant will quit and surrender the Premises to Landlord, but shall remain liable as herein provided. Tenant hereby waives all statutory rights to the Premises (including without limitation rights of redemption, if any, granted under any present or future laws to the extent such rights may be lawfully waived). Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant. No termination or repossession provided for in this Section 8.1 shall relieve Tenant or any guarantor of Tenant of the liabilities and obligations of Tenant under this Lease, all of which shall survive any such termination or repossession.

8.2                               Remedies. A. In the event of termination or repossession, Tenant covenants to pay punctually to Landlord Fixed Rent, Additional Rent and all other sums for which Tenant is obligated in this Lease to pay and in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord as compensation as set forth below in this Section 8.2 and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable attorney’s fees, and expenses of preparing the Premises for such reletting.

B. Landlord may elect to (i) relet the Premises or any part or parts thereof, for a term or terms which may be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and/or (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. However, Landlord shall use reasonable efforts to re-let the Premises after Tenant vacates the Premises once this Lease is terminated on account of a default by Tenant. For the purposes of this paragraph, marketing of the Premises in a manner similar to the way Landlord markets its other premises in the suburban market shall be deemed to satisfy Landlord’s obligation to use such “reasonable efforts.” In no event shall Landlord be required (i) to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the undisputed right to re-let the Premises free of any claim of Tenant, (ii) to lease the Premises to a tenant whose proposed use, in Landlord’s bona fide judgment, would violate any restrictions by which Landlord is bound, (iii) to re-let the Premises before leasing other comparable vacant space in the Building, (iv) to lease the Premises for a rental less than the current fair market rental then prevailing for similar office space in the Building, or (v) to enter into a lease with any proposed tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a manner comparable to other tenants in the Building. In no event, however, shall Tenant’s liability hereunder be diminished or reduced if or to the extent such reasonable efforts of Landlord to re-let are not successful.

C. If this Lease is terminated under any of the provisions contained in Section 8.1, at the election of Landlord, and in lieu of full recovery by Landlord of the sums payable under the foregoing provisions of this Section 8.2 (except for the amount of any rent of any kind accrued and unpaid at the time of termination), Landlord may by written notice to Tenant, elect to recover, and Tenant shall thereupon pay forthwith to Landlord, as compensation, an amount equal to the present value of the amount by which the payments of Fixed Rent and Additional Rent payable for balance of the Term would exceed the fair rental value of the Premises for the balance of the Term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid by Tenant for the balance of the Term.

D. Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3                               Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4                               Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, without notice, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5                               Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6                               No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7                               No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Mortgage Holders

9.1                               Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 10.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2                               Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder). Tenant agrees it will, upon not less than ten (10) days’ prior written request by Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Tenant also agrees that if it shall fail at any time to execute, acknowledge and deliver any such instrument requested by Landlord, Landlord may, in addition to any other remedies available to it, execute, acknowledge and deliver such instrument as the attorney-in-fact of Tenant and in Tenant’s name; and Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact, coupled with an interest with full power of substitution, and in its name, place and stead so to do. Any Mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

ARTICLE 10

Miscellaneous Provisions

10.1                        Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given upon receipt or rejection when mailed to such address postage prepaid, by registered or certified mail, return receipt requested, or on the next business day when delivered to such address by hand or when delivered to such address by hand.

10.2                        Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3                        Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive termination of the term of this Lease) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease in Tenant’s name if Tenant fails, within 10 days after request therefor, to either execute, acknowledge or deliver such notice of termination or give Landlord written notice setting forth the reasons why Tenant is refusing to deliver such notice of termination.

10.4                        Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, managers, members or stockholders of Landlord) ever be personally liable for any such liability.

10.5                Force Majeure. In any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party’s reasonable control (any of the foregoing causes being referred to herein as “Force Majeure”) shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time,” and such time shall be deemed to be extended by the period of such delay. Tenant’s inability to pay any sums due Landlord hereunder shall in no way be affected or excused by any of the foregoing causes and shall in no event be deemed a Force Majeure event.

10.6                        Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord (and to all mortgagees of which Tenant has notice) specifying the nature of Landlord’s alleged default. Notwithstanding any provision contained herein, in no event shall Landlord ever be liable to Tenant, or any person claiming by, through or under Tenant, for any special, indirect, incidental or consequential damages, or for any lost profits. Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any rent due hereunder.

10.7                        Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, other than NAI Hunneman (the “Broker”), and in the event of any brokerage claims, other than by the Broker against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim.

10.8                        Applicable Law and Construction: Merger; Jury Trial. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. This Lease and the Exhibits attached hereto and forming a part hereof constitute all the covenants, promises, agreements, and understandings between Landlord and Tenant concerning the Premises and the Building and there are no covenants, promises, agreements or understandings, either oral or written, between them other than as are set forth in this Lease. Neither Landlord nor Landlord’s agents shall be bound to any representations with respect to the Premises, the Building or the Property except as herein expressly set forth, and all representations, either oral or written, shall be deemed to be merged into this Lease. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Tenant shall and does hereby waive trial by jury in any action, proceeding, or claim brought by or against Landlord regarding any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one person or entity named as tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

10.9                        Consents. With respect to any provision of this Lease which either provides or is held to provide that Landlord shall not unreasonably withhold or unreasonably delay any consent or approval, Tenant shall not be entitled to make any claim for, and Tenant hereby expressly waives, any claim for damages, it being understood and agreed that Tenant’s sole remedy therefor shall be an action for specific performance.

10.10                 Authority. In the event the Tenant is a corporation, partnership or limited liability company, Tenant hereby represents and warrants that: (i) the Tenant is a duly constituted corporation, partnership or limited liability company, as the case may be, qualified to do business in the Commonwealth of Massachusetts; (ii) the person executing this Lease is duly authorized to execute and deliver this Lease on behalf of said corporation(s), partnership(s) or limited liability company(ies); and (iii) the by-laws or other documentation of Tenant authorize Tenant to enter into this Lease.

10.11                 Counterparts. This Lease shall not be valid and binding until executed and delivered by Landlord and may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any facsimile or other electronic transmittal of original signature versions of this Lease shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document.

10.12                 USA Patriot Act. Tenant represents, warrants, and covenants that neither Tenant nor any of its partners, officers, directors, members or shareholders, assignees, or subtenants (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ. L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001- 10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.).

10.13                 Execution and Delivery. This Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant, and delivery of a signed copy to Tenant.

10.14                 Attorney’s Fees. In the event of any litigation between the parties to this Lease, the losing party shall pay the prevailing party’s reasonable legal fees, and reasonable out-of- pocket costs and expenses.

ARTICLE 11

Hazardous Materials

11.1                        No Releases of Hazardous Materials. Tenant covenants and agrees not to use, release, dispose, manufacture, store, or transport any Hazardous Materials (hereinafter defined) at, on, under or from the Premises and the Property except in compliance with any and all laws, regulations, ordinances or orders promulgated, and as may be amended, by any governmental authority having jurisdiction over Hazardous Materials or the Property (collectively, “Legal Requirements”), and except for those Hazardous Materials used in the ordinary course of Tenant’s business, but only in compliance with all applicable Legal Requirements and any reasonable requirements of Landlord (such as requirements for fencing or other locked enclosures). Tenant shall comply with all governmental reporting requirements with respect to Hazardous Materials and all chemicals and flammable substances (in whatever form) used by Tenant in its business operations, and shall deliver to Landlord copies of all such reports. In the event that a release or threat of release of Hazardous Materials occurs at, from or upon the Premises or Property during the term of this Lease, Tenant shall at its expense perform all actions required under any and all applicable Legal Requirements to assess, contain, remove or respond to such release or threat of release; provided, however, that Tenant’s work or actions hereunder shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. The term “Hazardous Materials” shall mean any and all materials defined or classified as “hazardous materials” “hazardous waste,” “hazardous substance,” “toxic substances,” “hazardous pollutant,” “toxic pollutant”, contaminant, or “oil” or words of similar import under any applicable local, state or federal law and/or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, 42 U.S.C. §9601 et. seq. (CERCLA), 42 U.S.C. §6901 et. seq. (RCRA), M.G.L. c. 21C or M.G.L. c. 21E, all as amended.

11.2                        Notices of Release of Hazardous Materials. Tenant shall promptly notify Landlord in writing of all spills, releases or threat of release of Hazardous Materials caused by or involving Tenant or its business operations, and all notices, orders, fines or communications of any kind received by Tenant from any governmental authority or third party concerning the presence or suspected presence of Hazardous Materials on the Premises or the Property, the migration or suspected migration of Hazardous Materials from the Premises or the Property to other property, or the migration or suspected migration of Hazardous Materials from other property to the Premises or the Property.

11.3                        Landlord’s Right to Inspect. Landlord, its officers, employees, contractors and agents shall have the right, but not the duty, to inspect areas of the Premises to determine whether Tenant is complying with CERCLA, RCRA, Chapter 21C, Chapter 2IE, and other state and federal environmental laws, or regulations promulgated pursuant to any of the foregoing, as amended. Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts. Landlord shall reasonably cooperate with Tenant so that, except in the case of emergencies, Tenant’s representative may accompany such persons who enter the Premises for such inspection(s).

11.4                        Landlord’s Right to Audit. Tenant shall permit Landlord, its employees and its agents (including its environmental consultant), access to all areas of the Premises, from time to time during the term, for the purposes of conducting an environmental assessment or inspection during regular business hours, or during other hours either by agreement of the parties or in the event of an environmental emergency. In the event Landlord shall exercise its rights under this Section 11.4, Landlord shall use reasonable efforts to minimize interference with Tenant’s business, but shall not be liable for any interference caused thereby, provided Landlord shall have used such reasonable efforts. Landlord shall reasonably cooperate with Tenant so that, except in the case of emergencies, Tenant’s representative may accompany such persons who enter the Premises for such audit(s).

11.5                        Tenant Audit. Landlord shall have the right, from time to time, during the term of this Lease, and upon the expiration of the term of this Lease, to require that Tenant hire, and in such event, Tenant shall at its own expense hire, an environmental consultant satisfactory to Landlord to undertake an environmental assessment, inspection and/or sampling at the Premises and/or Property to determine whether Hazardous Materials have been released during the term of the Lease.

11.6                        Remediation. Should the assessment, inspection or sampling performed pursuant to Sections 11.4 or 11.5 above, or any other assessment, inspection or sampling, reveal that there has been a release or threat of release of Hazardous Materials by Tenant or its employees, agents or contractors, then Tenant shall, at its expense, undertake all remediation and/or response action required by Landlord and any governmental authority, and Tenant shall promptly thereafter restore any areas damaged or affected by such remediation and/or response action.

11.7                        Tenant’s Reporting Requirements: Management and Safety Plan. Tenant has submitted to Landlord a list that specifies the materials, substances and chemicals that Tenant will use or store on the Premises in the ordinary course of its business as of the Commencement Date. Such list is attached to this Lease and incorporated herein as Exhibit I. Tenant shall provide Landlord with an updated list every six (6) months, and any additions thereto will be subject to the approval of Landlord, which shall not be unreasonably withheld or delayed. Within thirty (30) days after the Date of this Lease, Tenant shall prepare and deliver to Landlord and Landlord’s environmental consultant a so-called “Chemical Management and Facility Safety Plan.” Tenant shall operate its business at the Premises in accordance with the procedures and practices set forth in such Plan, and shall promptly remedy from time to time any practices, procedures or conditions, at Tenant’s expense, that violate, or which in the reasonable judgment of Landlord or its consultant, would with the passage of time violate, the provisions of this

Article 11.

11.8                        Indemnification. Tenant agrees to indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of the use, release, threat of release, holding, handling, transport, storage, or disposal of Hazardous Materials by Tenant, its employees, agents or contractors at, on, upon or from the Premises or Property from and after the Date of this Lease, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the systems of the Building or the Property. The provisions of this Section 11.8 shall survive the expiration or earlier termination of this Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WITNESS the execution hereof under seal on the day and year first above written:

LANDLORD:
NWP BUILDING 27 LLC, a
Massachusetts limited liability company

By:	/s/ Peter C. Nordblom
Peter C. Nordblom, as Manager and not individually

By:	/s/ John D. Macomber
John D. Macomber, as Manager and not individually

TENANT:
DESKTOP METAL, INC.
a Delaware corporation

/s/ Ric Fulop
By:	Ric Fulop
Its:	COO

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A-1

EXHIBIT B

INITIAL LANDLORD’S WORK

Landlord shall furnish and install, in accordance with Exhibit A, the following materials and work in initial preparation of the Premises for Tenant’s occupancy.

Structural:	Seismic upgrades to meet current codes will be installed.

Flooring:	Existing concrete floor will be infilled.

B-1

EXHIBIT C

REMAINING LANDLORD’S WORK

Landlord shall furnish and install, in accordance with Exhibit A, the following materials and work in final preparation of the Premises for Tenant’s occupancy.

Exterior Windows:

Upgrade the windows to a portion of the building based on Exhibit A. A portion of the exterior façade of the building windows will be expanded to 5 feet in width and new windows installed per the approved plan. All other windows will be replaced in their existing size. The window system will be with clear anodized frames and 1 inch insulating low E-II glass. Glass will be clear solarban 60. New window sills will be installed.

Storefront:	A new storefront entrance will be constructed per the May 17, 2016 rendering prepared by Maugel Architects, and approved plans, with clear anodized frames and 1 inch insulating low E-II glass.

Roof:	A new fully adhered .060 EPDM membrane roof with two layers of 2.3 inch closed cell polyisocyanurate insulation to achieve R-26 will be installed.

Demising Partition:

Install the demising wall at the Building in accordance with Exhibit A. The demising partition will be 3 5/8” metal studs with one layer of 5/8” gypsum wall board on each side with 3 inch sound attenuation insulation. Partition will extend from the concrete floor to the underside of the steel deck in the location shown on Exhibit A. Wall will be finished ready for paint.

Bathrooms:

Install one (1) new men’s and one (1) new women’s bathroom, which will each include (1) one shower stall in each bathroom. Landlord will provide sufficient bathroom fixture counts as per code for a fully occupied building. Install one (1) gender neutral single stall bathroom.

Bathroom Flooring: Bathrooms to receive ceramic tile flooring. Ceramic tile will be installed on the wet walls in the bathrooms.

Bathroom Millwork: New solid surface counter tops will be installed in the bathrooms.

Bathroom Painting: All wall surfaces in the bathrooms shall receive two coats of latex paint with an eggshell finish. All doors shall receive one coat of clear polyurethane. All frames shall receive two coats of semi-gloss enamel.

Bathroom Ceiling: Ceiling in the bathrooms will be suspended grid type with recessed 2’ x 4’ (reveal-edge) “Second Look” lay-in panels.

Bathroom Lights: New 2 x 2 foot LED lighting will be installed in the suspended ceiling and new LED can lights will be installed in the soffits above the sinks in the new bathrooms.

Bathroom Partitions and Doors and Frames: Doors at new bathrooms will be 3’0” x 7’0” x 1 3/4” solid-core with hardwood veneer. Door frames will be pressed metal. Hardware will include l1/2” pair of butts, one standard duty brushed-chrome lever passage set and one door stop. Bathroom stall partitions will be installed.

HVAC:

Remove existing HVAC roof top units (RTU) and install gas fired morning warm-up cycle DX cooling VAV RTUs totaling 120 tons. RTU locations subject to design criteria and it being mutually agreed upon by Desktop’s engineer and Nordblom Company. The new units will be installed on the existing steel grills on the roof. Sound attenuators will be provided for each unit. No distribution is included. A DDC control system will be installed.

Electrical:	Replace existing transformer serving the building with a new transformer of equal size, 2,500 AMPS, 208V

Fire Alarm:	A new addressable fire alarm system with radio box will be installed sufficiently sized for Tenant’s build out. Devices will be installed per code for the new bathrooms and vacant space.

C-1

Sprinkler System:	The sprinkler main and equipment will be put in good order and repair, and distribution will be provided to meet code for the bathrooms and shell space. All heads will be upright in the shell space.

Dock Plate:	A dock plate will be provided for the Tenant’s use at their loading dock.

Note:	Furniture and equipment, telephone and data wiring, signage (interior and exterior) and an access control system are not included in Landlord’s work.

C-2

EXHIBIT D

WORK CHANGE ORDER

Lease Date:	Date:

Landlord:	Work Change Order No.:

Tenant:

Building Address:

Premises:

Tenant directs Landlord to make the following additions to Landlord’s work:

Description of additional work:

Work Change Order Amount:

Period of delay due to Work Change Order:

Amount of Previous Work Change Orders:

This Work Change Order:

Total Amount of Work Change Orders:

Landlord approves this Work Change Order and Tenant agrees to pay to Landlord the Total Amount of Work Change Orders within thirty (30) days following receipt of an invoice from Landlord.

Tenant:	Landlord:

By:	By:

Title:	Title:

D-1

EXHIBIT E

RULES AND REGULATIONS

1.                                      The sidewalks, entrances, passages, corridors, vestibules, halls, or stairways in or about the Building shall not be obstructed by Tenant.

2.                                      Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building.

3.                                      Tenant shall not waste electricity or water in the Building premises. All regulating and adjusting of heating and air-conditioning apparatus shall be done by the Landlord’s agents or employees (provided Tenant shall control the temperature in the Premises via the thermostat).

4.                                      To the extent Tenant’s use the Premises causes any increase above normal insurance premiums on the Building, Tenant shall be solely responsible for such increased charges.

5.                                      No vehicles (other than non-motorized bicycles, scooters and skateboards), or (except as permitted in subsection 6.1.10.1) animals of any kind shall be brought into or kept in or about the Premises. Tenant may bring non-motorized bicycles, scooters and skateboards into the Premises, provided Tenant shall be solely responsible for any damage caused by such items. In no event shall any bicycle, scooter and/or skateboard be ridden into or inside the Premises (it being agreed the same shall be carried or walked into the Premises). No space in the Building shall be used for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

6.                                      Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

7.                                      The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

8.                                      Landlord reserves the right to establish, modify, and enforce reasonable parking rules and regulations, provided such rules and obligations do not diminish Tenant’s rights under the Lease.

9.                                      Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional reasonable rules and regulations when in its judgment deems it necessary, desirable or proper for its best interest and for the best interest of the tenants and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant, provided such rules and regulations do not diminish Tenant’s rights under the Lease. Landlord shall not be responsible to any tenant for the nonobservance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

10.                               Tenant acknowledges that the Building has been designated a non-smoking building. At no time shall Tenant permit its agents, employees, contractors, guests or invitees to smoke in the Building or, except in specified locations, directly outside the Building.

11.                               The normal business hours for the Building are 7:00 A.M. to 6:00 P.M. on Mondays through Fridays, excluding holidays on which the Building is closed. Tenant shall be permitted to access and occupy the Premises outside of normal business hours, including weekend and holidays (provided Landlord shall have no obligations to ensure such access).

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EXHIBIT E-1

CONSTRUCTION RULES AND REGULATIONS

1.                                      All work shall be performed in accordance with all applicable state laws and in accordance with all requirements and codes of the Town of Burlington and guidelines of the Landlord’s managing agent (“Building Management”). The Building is operational and extra care and precautions must be taken to avoid interruption of services.

2.                                      Certificates of Insurance from Tenant’s general contractor (“Contractor”) and its subcontractors must be submitted at least seven (7) days prior to the commencement of any work.

3.                                      At least one (1) week before construction, Contractor must schedule a pre-construction meeting with the Landlord’s project management team. Meeting materials should include detailed schedules; addresses and telephone numbers of supervisors, contractors and subcontractors: copies of permits; proof of current insurance (including all subcontractors); and notice of any contractor’s involvement in a labor dispute.

4.                                      Contractor personnel are only permitted within the Building during normal trade working hours plus 30 minutes time before and after normal trade hours for set up and pick up of tools, etc.

5.                                      Testing of sprinkler system, fire protection system, demolition, coring, and any other similar type work must be coordinated through Building Management with [   ] days prior notice. Normal business hours are8:00 am to 6:00 pm Monday through Friday; 8:00 am to 1:00 pm Saturdays. Work on any system within the Building shall be coordinated with Building Management.

6.                                      No storage of any items allowed in main lobby or any common area. The Contractor is responsible for leaving the main lobby and any other common area in “broom clean” condition. The Contractor will incur costs for the clean-up for areas left dirty. Rubbish cannot be stored in any common area.

7.                                      Deliveries through the main lobby must be done in a professional manner. Floor protection is required. No storage of any items allowed in any common area. The Contractor is responsible for leaving any common area in “broom clean” condition. The Contractor will incur costs for the clean-up for areas left dirty. Rubbish cannot be stored in any common area.

8.                                      The loading dock must be reserved in advance and are not exclusive to Contractor’s sole use.

9.                                      Contractor shall provide heavy plastic screening for dust protection and/or temporary walls of suitable appearance as required by Building Management.

10.                               Walk-off mats are to be provided at entrance doors.

11.                               No utilities (electricity, water, and plumbing) or services to the tenants are to be cutoff or interrupted without first having requested, in writing, and secured, in writing, the permission of Building Management.

12.                               If taking the Building fire alarm points offline is required in connection with any work, the cost of such service will be billable to the Contractor, and will require the prior approval of Building Management.

13.                               Should any scope of work require entry to another tenant’s space, Tenant and/or Contractor must notify Landlord. If approved by Landlord, the activity shall be under the supervision of Landlord’s representative. The cost of said supervision will be billable to the Contractor.

14.                               Admittance to the roof of the Building is allowed only upon the prior written consent of Landlord (which consent shall not be unreasonably withheld, but may be conditioned by Landlord).

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15.                               There is a “No Smoking Policy” in effect for all areas of the Building.

16.                               Contractor will be responsible for daily removal of waste foods, milk and soft drink containers, etc. Building trash receptacles are not to be used.

17.                               Construction personnel are not to eat in the lobby or in front of the Building, nor are they to congregate in the lobby or in front of the Building.

18.                               Construction personnel are not to utilize any vacant space within the Building other than that space which is designated by the Landlord to the Contractor.

19.                               There will be no radios on the job site.

20.                               All workers are required to wear a shirt, shoes, and full length trousers.

21.                               Protection of hallway carpets, wall coverings, granite and marble from damage with masonite board, carpet, plastic runners or pads is required.

22.                               Public spaces, corridors, bathrooms, lobby, etc., must be cleaned immediately after use. Restrooms for contractor use will be designated to the Contractor. No other restrooms are to be utilized by Contractor personnel.

23.                               There will be no smoking, eating, or open food containers in the carpeted areas, or public lobbies. There will be no yelling or boisterous activities; nor is alcohol or controlled substances allowed or tolerated. Individuals under the influence or in possession of such will be prosecuted.

24.                               Contractor shall post no signs without Building Manager’s expressed prior approval which may be withheld for any reason.

25.                               Contractor shall supply Building Management with a copy of all permits prior to start of any work.

26.                               Contractor shall complete work without disruption from labor disputes and in harmony with other trades.

27.                               The Construction Rules and Regulations are subject to change in Landlord’s commercially reasonable discretion.

28.                               Landlord reserves the right to prohibit access to the Building by any contractors who fail to comply with these Construction Rules and Regulations.

E-1-2

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TO:                      (“Mortgagee” or “Purchaser”)

THIS IS TO CERTIFY THAT:

1.                                      The undersigned is the tenant (the “Tenant”) under that certain lease (the “Lease”) dated             , 20    , by and between              as landlord (the “Landlord”), and the undersigned, as Tenant, covering those certain premises commonly known and designated as                  (the “Premises”) in the building located at                       ,                       , Massachusetts.

2.                                      The Lease is attached hereto as Exhibit A and (i) constitutes the entire agreement between the undersigned and the Landlord with respect to the Premises, (ii) is the only Lease between the undersigned and the Landlord affecting the Premises and (iii) has not been modified, changed, altered or amended in any respect, except (if none, so state):

3.                                      Except as set forth below, the undersigned has accepted and now occupies the Premises as of the date hereof, and all improvements, if any, required by the terms of the Lease to be made by the Landlord have been completed and all construction allowances to be paid by Landlord have been paid. In addition, the undersigned has made no agreement with Landlord or any agent, representative or employee of Landlord concerning free rent, partial rent, rebate of rental payments or any other type of rental or other economic inducement or concession except (if none, so state):

(1)                                 The term of the Lease began (or is scheduled to begin) on             , 20    and will expire on             , 20    ;

(2)                                 The fixed rent for the Premises has been paid to and including            , 20  ;

(3)                                 The fixed rent being paid pursuant to the Lease is at the annual rate of $                    ; and

(4)                                 The estimated amount of Additional Rent payable by Tenant under the Lease is currently $           , based on a pro rata share of           %, and have been reconciled through              , 20    .

4.                                      (i) To Tenant’s current actual knowledge, no party to the Lease is in default, (ii) the Lease is in full force and effect, (iii) the rental payable under the Lease is accruing to the extent therein provided thereunder, (iv) to Tenant’s current actual knowledge as of the date hereof the undersigned has no charge, lien or claim of off-set (and no claim for any credit or deduction) under the Lease or otherwise, against rents or other charges due or to become due thereunder or on account of any prepayment of rent more than one (1) month in advance of its due date, and (v) to Tenant’s current actual knowledge Tenant has no claim against Landlord for any security, rental, cleaning or other deposits, except (if none, so state):

5.                                      Since the date of the Lease there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy, reorganization, arrangement, moratorium or similar laws of the United States, any state thereof of any other jurisdiction.

F-1

6.                                      Tenant has not sublet, assigned or hypothecated or otherwise transferred all or any portion of Tenant’s leasehold interest, except as set forth below:

7.                                      Neither Tenant nor Landlord has commenced any action or given or received any notice for the purpose of terminating the Lease, nor to Tenant’s current actual knowledge does Tenant have any right to terminate the Lease, except (if none, so state):

8.                                      Tenant has no option or preferential right to purchase all or any part of the Premises (or the real property of which the Premises are a part) nor, except as set forth in the Lease, any right or interest with respect to the Premises or the real property of which the Premises are a part. Tenant has no right to renew or extend the term of the Lease or expand the Premises except (if none, so state):

9.                                      The undersigned acknowledges that the parties named herein are relying upon this estoppel certificate and the accuracy of the information contained herein in making a loan secured by the Landlord’s interest in the Premises, or in connection with the acquisition of the Property of which the Premises is a part.

EXECUTED UNDER SEAL AS OF                , 20    .

TENANT:

By:
Name:
Title:
Duly Authorized

F-2

EXHIBIT G

LANDLORD’S CONSENT AND WAIVER

WHEREAS,                       (the “Tenant”) has or is about to enter into certain financing agreements with                            (the “Bank”) pursuant to which the Bank has been or may be granted a security interest in certain property of the Tenant; and

WHEREAS, Tenant is the tenant, pursuant to a lease agreement by and between Tenant and the undersigned (the “Landlord”) dated as of                               (the “Lease”), of certain demised premises contained in the building located at the following address:

and more particularly described in the Lease (the “Premises”);

NOW, THEREFORE, for valuable consideration, the Landlord agrees, for as long as Tenant remains indebted to the Bank, as follows:

(a)                                 Landlord acknowledges and agrees that the personal property of Tenant (which for purposes hereof shall not include computer wiring, telephone wiring and systems, and demountable partitions) in which the Bank has been granted a security interest (the “Bank Collateral”) may from time to time be located on the Premises;

(b)                                 Landlord subordinates, waives, releases and relinquishes unto the Bank, its successors or assigns, all right, title and interest, if any, which the Landlord may otherwise claim in and to the Bank Collateral, except as provided in subparagraph (d) hereinbelow;

(c)                                  Upon providing the Landlord with at least five (5) business days’ prior written notice that Tenant is in default of its obligations to the Bank, the Bank shall then have the right to enter the Premises during business hours for the purpose of removing said Bank Collateral, provided (i) the Bank completes the removal of said Bank Collateral within ten (10) business days following said first written notice of default, and (ii) the Bank restores any part of the Premises which may be damaged by such removal to its condition prior to such removal in an expeditious manner not to exceed ten (10) business days following said first written notice of default;

(d)                                 Upon receipt of written notice from Landlord of the expiration or earlier termination of the Lease, the Bank shall have ten (10) business days to enter the Premises during business hours, remove said Bank Collateral, and restore any part of the Premises which may be damaged by such removal to its condition prior to such removal. If the Bank fails to so remove the Bank Collateral, the Bank agrees that the Bank Collateral shall thereupon be deemed subject to the yield up provisions of the Lease, so the Landlord may treat the Bank Collateral as abandoned, deem it Landlord’s property, if Landlord so elects, and retain or remove and dispose of it, all as provided in the Lease;

(e)                                  All notices and other communications under this Landlord’s Consent and Waiver shall be in writing, and shall be delivered by hand, by a nationally recognized commercial next day delivery service, or by certified or registered mail, return receipt requested, and sent to the following addresses:

if to the Bank:

Attention:

with a copy to:

if to the Landlord:	c/o Nordblom Management Company, Inc.
71 Third Avenue
Burlington, MA 01803

Such notices shall be effective (a) in the case of hand deliveries, when received, (b) in the case of a next day delivery service, on the next business day after being placed in the possession of such delivery service with next day delivery charges prepaid, and (c) in the case of mail, five (5) days after deposit in the postal system, certified or registered mail, return receipt requested and postage prepaid. Either party may change its address and telecopy number by written notice to the other as provided above; and

(f)                                   The Bank shall indemnify and hold harmless the Landlord for any and all damage caused as a result of the exercise of the Bank’s rights hereunder.

This Landlord’s Consent and Waiver may not be changed or terminated orally and inures to the benefit of and is binding upon the Landlord and its successors and assigns, and inures to the benefit of and is binding upon the Bank and its successors and assigns.

IN WITNESS WHEREOF, Landlord and Bank have each executed this Landlord’s Consent and Waiver or caused it to be executed by an officer thereunto duly authorized, and the appropriate seal to be hereunto affixed, this         day of                   , 20    .

LANDLORD:

By:
(Name)
(Title)

BANK:

By:
(Name)
(Title)

COMMONWEALTH OF MASSACHUSETTS

                County, ss.

On this          day of              , 20    , before me, the undersigned Notary Public, personally appeared the above-named                                                       , proved to me by satisfactory evidence of identification, being (check whichever applies):
☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatories, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:
My commission expires:

STATE OF

             County, ss.

On this         day of          , 20    , before me, the undersigned Notary Public, personally appeared the above-named                              , proved to me by satisfactory evidence of identification, being (check whichever applies): ☐ driver’s license or other state or federal governmental document bearing a photographic image, ☐ oath or affirmation of a credible witness known to me who knows the above signatories, or ☐ my own personal knowledge of the identity of the signatory, to be the person whose name is signed above, that he/she signed it as                              for                            , and acknowledged the foregoing to be signed by her/him voluntarily for its stated purpose.

Print Name:

My commission expires:

EXHIBIT H

FORM OF LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

ISSUANCE DATE:                   ,

BENEFICIARY:	ISSUING BANK:

APPLICANT:	MAXIMUM/AGGREGATE
CREDIT AMOUNT:
USD $

EXPIRATION:

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the Applicant up to an aggregate amount not to exceed                                                  US Dollars ($        ) available by your draft(s) drawn on ourselves at sight accompanied by:

The original Letter of Credit and all amendment(s), if any.

Your statement, purportedly signed by an authorized officer or signatory of the Beneficiary certifying that the Beneficiary is entitled to draw upon this Letter of Credit (in the amount of the draft submitted herewith) pursuant to Section 4.4 of the lease (the “Lease”) dated                ,               by and between                  , as Landlord, and                  , as Tenant, relating to the premises at                      .

Draft(s) must indicate name and issuing bank and credit number and must be presented at this office. Drawings may also be presented via facsimile transmission at facsimile number [                                  ].

You shall have the right to make multiple and partial draws against this Letter of Credit, from time to time.

This Letter of Credit is transferrable by Beneficiary from time to time in accordance with the provisions of Section 4.4 of the Lease.

This Letter of Credit shall expire at our office on                       ,         (the “Stated Expiration Date”).

It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least forty-five (45) days prior to such Stated Expiration Date) or any anniversary thereof) we shall notify the Beneficiary and the Applicant in writing by certified mail (return receipt) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period.

We engage with you that all drafts drawn under and in compliance with the terms of this letter of credit will be duly honored within two (2) business days after presentation to us as described above.

H-1

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practice 1998 International Chamber of Commerce Publication 590 (ISP98).”

Very truly yours,

Authorized Signatory

H-2

EXHIBIT I

INITIAL LIST OF HAZARDOUS MATERIALS AND CHEMICALS

					HMIS or
				Hazard Class or	NFPA	HMIS		Physical
Chemical Name	Supplier	Supplier Number	CAS Number	Signal Word	(H)/(N)	Health	Flammability	Hazard	Reactivity	Volume	UOM
Antimony Powder	Alfa Aesar	10099	7440-36-0	Acute Toxic	H	2	0	1		<.25	lb
BiSn Fusible ASoy	CS Alloys	TRU								<5	lb
BiPbCdSn Fusible
Alloy	CS Alloys	Bend 158								<5	lb
Butane	Worthington	WCO26		Flammable Gas	H	1	4	1
GalGum indium
Eutectic	Alfa Aesar	12478		Corrosive	H	1	0	1		<1	lb
GalGum indium
Tin Eutectic	Alfa Aesar	14634		Corrosive	H	1	0	1		<1	lb
Hydroflouric Acid	Science Lab	5LH2227	7664-39-3	Health	H	3	0	0		1	Qt.
Isopropal Alcohol	MG Chemicals	824-Liquid		Flammable Liquid	H	2	3	0		<300	grams
Merciorb
Mercury
Amalgamation	NPS
Powder	Corporation	5200 Series	7440-66-6	Aquatic Toxicity						<1	lb
Nitric Acid, 70%	Science Lab		7697-37-2	Health	H	3	0	0		<.25	Gallon
No Clean Flux
Paste	MG Chemicals	6341-10ML		Corrosive	H	2	1	0		<25	Gallon
Paste Flux	Qualitek	PF 400		Irritant	H	2	1	0		<25	Gallon
Petrolium Based
Soldering Flux	Worthington	WC016		Acute Toxic	H	3	1	0		<25	Gallon
Pyrogel XT-E	Aspen Aerogels.				H	1	0	0		10	lb
Rosin Flux	MG Chemicals	835-P		Flammable /Toxic	H	2	3	0		<25	Gallon
	Superior Flux &
Rubyfluid	MFG. Co.		7646-85-7		H	2	0	1		<25	Gallon
Silver Brazing	Superior Flux &
Paste Flux	MFG.Co.	601			H	2	0	0		<25	Gallon
	Advanced Nano			Health /Skin
Silverjet DGH	Products	55LT-25C		Sensitizer	H	1	1	0		<25	Gallon
TapMagic -	The Steco
Aluminum	Corporation	8353	8008-20-6	Health	H	1	2	1		<25	Gallon
TapMagic -	The Steco
Original	Corporation	8353	71-55-6	Health	H	2	0	1		<25	Gallon
Vitreloy	Materion	Vit1b		Health Hazard						<10	lb
Water Soluble
Soldering Flux	Worthington	WC015		Irritant	H	3	0	0		<25	Gallon
TumbSrg	Raytech
Surfaciant	Industries	Compound B or C		Irritant
Water Soluble
Soldering Flux	Worthington	WC016		Irritant	H	3	0	0		<25	Gallon
Hexane	Acros	AC444340050	92112-69-1	Toxic	H	3	2	1		20	Gallon
Propylene Glycol	Nu-CaSgon	4188-01	57-55-6		H	0	1	1		3	Gallon
Denatured
Alcohol	Klean-Strip	Freez-Konrtr’l	56-1.64-17-5	Toxic	H	2	3	0		2	Gallon
	Decon
GtriSdv	Laboraties	1601	5989-27-5	Warning	N	1	2		0	1	Gallon
Ni Planting soln,			7736-81-
Part A	Caswell Plating	ELECA	4/7732-18-5	Warning	N	2	1		1	1	Gallon
Ni Plating Soln			7681-53-
Part B	Caswell Plating	ELECB	0/1336-21-6		H	1	0	0		1	Gallon
Ki Pfating soln			7631-53-
Part C	Caswell Plating	ELEOC	0/1310-73-2		H	1	0	0		1	Gallon
Methanol	Fisher Scientific	A433P-4	67-56-1		N	1	3		0	2	Gallon
Acetone	Fisher Scientific		67-64-1		N	1	3		0	5	Gallon
Insulating Enamel	Glyptal	1201A	78-93-3		H	2	4	0		<25	Gallon
Mineral Spirits	Klean-Strip	1631.1	64742-47-8	Danger	H	1	2	0		1	Gallon
Vacuum Pump Oil	Mobil	970624			H	0	1	0		5	Gallon
n-heptane	Acros	AC120340000	142-82-5	Danger	N	1	3	0		2	Gallon
Limonene	Sigma Aldrich	62122	5989-27-5	Danger	H	2	2	0		1	Gallon
SP Degreaser	Caswell Plating	SPED		Warning	H	2	0	0		1	Gallon
Bromopropane	TCI America	B0638	106-94-5	Danger	H	2	3	0		0.5	Gallon
Argon Gas	Airgas									1800	cu. Ft.
Liquid Argon	Airgas									300	Gallon
95% Argon 5%
Hydrogen Gas	Airgas									1800	cu. Ft.
Carbon Dioxide	Airgas									1800	cu. Ft.
Nitrogen	Airgas									1800	cu. Ft.
Liquid Nitrogen	Airgas									300	Gallon

I-1